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                         NEW MEDIUM ENTERPRISES, INC.


                                  16,686,000

                                    Shares

                                 Common Stock




                                  PROSPECTUS





You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell common stock and is not soliciting an offer to buy common stock in any state where the offer or sale is not permitted.

Until April 20, 2001, all dealers that effect transactions in these securities, whether or not participating in the offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                                 APRIL 20, 2001
-------------------------------------------------------------------------------

                          New Medium Enterprises, Inc.

                        16,686,000 shares of common stock

                 -----------------------------------------------

          o This is an offering of 16,686,000 shares of our common stock by stockholders of New Medium Enterprises, Inc.

          o The selling stockholders will receive all of the proceeds from the sale of 6,083,000 of their shares, less any commissions or discounts paid to brokers or other agents. We will not receive any of the proceeds from the sale of these shares. We may, however, receive up to $12,361,250 in proceeds from the exercise by certain selling stockholders of warrants to purchase up to an aggregate of 10,603,000 shares of our common stock. The resale of the common stock underlying these warrants is included in the registration statement of which this prospectus forms a part.

          o The selling stockholders may offer the shares from time to time through public or private transactions, at prevailing market prices, or at privately negotiated prices.

MARKET FOR THE SHARES

      We plan to trade on the OTC Bulletin Board under the Symbol NMEN. No market currently exists for our shares. The offering price may not reflect the market price of our shares after the offering.

The securities offered in this prospectus involve a high degree of risk. You should carefully consider the factors described under the heading "Risk Factors" beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                    ----------------------------------------




                  The date of this prospectus is April 20, 2001

                        TABLE OF CONTENTS                         Page
                                                                  ----

Summary.....................................................................   3

Risk Factors................................................................   4

Use of Proceeds.............................................................  10

Determination of Offering Price.............................................  11

Management's Discussion and Analysis or Plan of Operation...................  11

Business....................................................................  12

Management..................................................................  19

Certain Relationships and Related Transactions..............................  20

Principal Stockholders......................................................  21

Offering by Selling Securityholders.........................................  22

Description of Securities...................................................  26

Plan of Distribution........................................................  27

Legal Proceedings...........................................................  28

Nevada Business Combination Provisions......................................  28

Indemnification of Directors and Officers...................................  28

Where You Can Find More Information.........................................  29

Transfer Agent..............................................................  30

Interest of Named Experts and Counsel.......................................  30

Legal Matters...............................................................  30

Experts.....................................................................  30

Financial Statements........................................................  31

                               PROSPECTUS SUMMARY

      This prospectus summary highlights selected information contained elsewhere in this prospectus. You should read the following summary together with the more detailed information regarding our company and the shares of common stock being sold in this offering, which information appears elsewhere in this prospectus.

                                ABOUT OUR COMPANY

      We are a development stage company in the process of developing and licensing proprietary software that enables vendors to conduct Internet sales through multiple vendors. We are also involved in the development of technologies that will enable telecom companies to provide broadband wireless Internet access, video on demand and audiovisual conferencing services. In mid 2000, due to adverse market conditions effecting Internet shopping sites, management made a decision to divert all available resources away from our previous plans for launching and operating ecommerce websites to other business plans that we believe to have significant growth opportunities. These plans include the development of CodeTrek, our proprietary software that we plan to license, developing our broadband Internet services and pursuing potential acquisitions.

      On July 15, 2000, we formed Intellitain Media Inc., a wholly owned subsidiary which plans to produce high quality educational media entertainment targeted for families, schools and colleges and general audience seeking intellectually enhanced entertainment.

      In August 2000, we acquired a 95% majority interest in Broadeo Wireless Communications Assets. Broadeo, a developmental stage company is in the initial phase of designing and developing broadband Internet systems and services, including wireless and intra-building networking gear as well as networking protocols and signal processing algorithms to enable seamless integration of digital data, voice and video communications.

                          How our company is organized

      We were incorporated in Nevada on August 2, 1999 under the name Shopoverseas.com, Inc. On July 10, 2000, we changed our name to New Medium Enterprises, Inc.

                              Where you can find us

      We are located at 4706 18th Avenue, Brooklyn, New York 11219. Our telephone number is (718) 686-8600, our facsimile number is (718) 686-0300.

                                  The Offering

Shares offered by the Selling Shareholders.................16,686,000 shares (1)

(1) Includes: (i) 6,083,000 shares of Common Stock issued to Subscribers pursuant to the Subscription Agreements; and (ii) 10,603,000 shares of Common Stock reserved for issuance pursuant to Warrants.

Shares Outstanding as of June 30, 2000.....................15,653,000 shares

Shares Outstanding as of December 31, 2000.................11,959,000 shares
(see "Subsequent Events")

Shares Outstanding Assuming Exercise of All Outstanding
Warrants......................................................22,562,000 shares

Use of Proceeds - New Medium Enterprises, Inc. will not receive any proceeds from the sale of the shares by the Selling Shareholders. However, New Medium Enterprises, Inc. may receive up to $12,361,250 from exercise of the Warrants, which will be used for acquisitions.

Our Trading Symbol - The Common Stock of New Medium Enterprises, Inc. does not have a trading market at this time.

                          Summary Financial Information

                                                         12/31/2000        6/30/2000
                                                         ----------        ---------
Balance Sheet Data:
Total Assets                                           $  1,311,038    $  1,337,823
Total Liabilities                                            13,750           2,500
Total Stockholders' Equity                                1,297,288       1,335,323

Statement of Operations:
Revenues                                                        -0-             -0-
Expenses                                                     90,324         390,703
Income (Loss) from Operations                               (90,324)       (390,703)
Net Income (Loss)                                           (61,285)       (348,972)
Income (Loss) Per Share                                        (.00)           (.02)
Shares Used In Computing Net Income (Loss) Per Share     13,805,000      15,391,315

                                  RISK FACTORS

      An investment in our common stock is highly speculative and involves a high degree of risk. Therefore, you should consider all of the risk factors discussed below, as well as the other information contained in this document. You should not invest in our common stock unless you can afford to lose your entire investment and you are not dependent on the funds you are investing.

Risk Factors Related to New Medium Enterprises, Inc.'s Operations

We Have Lost and May Continue to Lose Money, and If We Do Not Achieve Profitability, We May Not Be Able to Continue Our Business.

      Through December 31, 2000, we have generated no revenues from operations, have incurred substantial expenses and have sustained losses. We have incurred a net loss of $348,972 for the year ended June 30, 2000. Additionally, we have incurred a net loss of $61,285 for the six-month period ended December 31, 2000. Losses have resulted principally from costs incurred in connection with developing our CodeTrek(TM) technology and software and wireless communication technologies and services aimed at developing our business activities and from costs associated with our administrative activities. We expect to incur additional losses for the remainder of this year and next year.

      In addition, we expect to continue to incur significant operating expenses. As a result, we will need to generate significant revenues to achieve profitability, which may not occur. We expect our operating expenses to increase significantly as a result of our planned expansion. Since we have not yet completed developing our software and technologies and we have no operating history of marketing our services to the public, our business may never generate sufficient revenues to meet our expenses or achieve profitability. Even if we do achieve profitability, we may be unable to sustain or increase profitability on a quarterly or annual basis in the future.

      We are investing time and resources in new and untested business initiatives that might not materialize to commercial viability. As a result, we might incur substantially more expenses than income and might not have enough resources to fund growth objective that may be commercially more viable.

      We expect to have quarter-to-quarter fluctuations in revenues, expenses, losses and cash flow, some of which could be significant. Results of operations will depend upon numerous factors, some of which are beyond our control, including regulatory actions, market acceptance of our products and services, new product and service introductions, and competition.

We are Dependent on Our Key Personnel and If We We to Lose Those Personnel, Our Business Would Fail.

      Our future success depends, in significant part, upon the continued service of our senior management, Ethel Schwartz, who serves as our President, Chief Executive Officer and Treasurer, and Eva Beilus, who is the Vice-President and Secretary. The loss of any of these individuals, particularly in the early stages of our operations, would hurt our business. We do not maintain key man life insurance covering any of our personnel. Our future success also depends on our continuing ability to attract and retain highly qualified personnel. Competition for such personnel is intense, and we may experience difficulties in attracting the required number of such individuals. If we are unable to hire and retain personnel in key positions, our business would fail.

Risks Related to CodeTrek

We May Not Be Able to Obtain the Necessary Funding to Complete the Code Trek System, and As a Result, We Would Fail to Generate Any Revenue From Code Trek.

      The cost of completing the Code Trek system and marketing it might be higher than we anticipated, in which case we might not be able to allocate the necessary funds and might fail to successfully complete and commercialize Code Trek. In that event, we would fail to generate any revenue from CodeTrek, which would decrease our ability to reach profitability.

We May Not Be Able to Successfully Commercialize, Market CodeTrek, and License the Software For Distribution by a Software Marketing Company and As a Result, We Would Fail to Generate Any Revenue From Code Trek.

      We estimate that commercialization and marketing of the CodeTrek software would cost an additional $250,000. If we are unable to allocate additional funds to commercialization and marketing of CodeTrek, we plan to seek to license the CodeTrek system for distribution by a software marketing company under a shared royalty agreement. However, we may not be able to successfully commercialize and market CodeTrek, and also be unsuccessful in licensing the software for distribution by a software marketing company. As a result, we would fail to generate any revenue from Code Trek.

The Code Trek System May Fail to Satisfy the Requirements of the Industry and We Would Fail to Generate Any Revenue From Code Trek.

      No market research has been conducted to evaluate the potential value or demand for the Code Trek system. The features and overall quality of the Code Trek system may fail to satisfy the requirements of the industry. Consequently, we may be unsuccessful in generating any revenue from Code Trek.

Risks Related to Broadeo

We Have Limited Resources to Develop Telecom Hardware, Which May Quickly Become Obsolete and Fail To Provide Any Returns On Our Investment.

      In order to be successful, we must be able to introduce hardware, which is superior to our competitors, which have been developing communications hardware for many years. However, due to our limited resources, we will be unable to dedicate significant funds to develop the telecom hardware. Even if we are able to develop the telecom hardware, it may not be superior to our competitors or it may quickly become obsolete and as a result would hamper our growth.

We May Be Unable to develop or Market the Broadband Internet Services, which may result in our inability to generate income from this business venture.

      Manufacturers may refuse to allow Broadeo to market their systems under the Broadeo brand as this may interfere with their marketing plans or dilute their brand name equity. This would delay Broadeo's ability to profit from the sale of wireless local loop hardware to LMDS licensees until Broadeo can develop and manufacture its own systems. Such delays may also allow other LMDS hardware to acquire a strong market presence, which may diminish Broadeo's ability to market its wireless hardware and therefore eliminate our ability to generate income from this business venture.

We May Need to Allocate Additional Funds for Marketing to Establish a Profitable Business.

      Broadeo may not succeed in collaborating with broadband service providers to offer a cobranded service to their subscribers. This will increase Broadeo's dependence on marketing to introduce its Broadband Media Service to broadband subscribers. These marketing costs may significantly reduce or even eliminate Broadeo's net profit margins to the point that Broadeo may not be able to establish a profitable business.

We May Not Succeed in Reaching Any Agreements with Movie Copyright Owners, Which Would Eliminate Our Most Significant Source of Revenue.

      Broadeo may not be successful in negotiating royalty and licensing agreements with movie copyright owners. A failure to reach a licensing agreement will be detrimental to Broadeo's Media Service business plans and wipe out Broadeo most significant planned source of revenue, which is video on demand pay per view fees.

We Must Successfully Manage the Integration of Acquisitions, Which are Part of Our Business Strategy, or Our Business Will Suffer.

      We plan to make acquisitions of companies, which produce hardware for the wireless industry. If we are successful in acquiring a company, we must be successful in integrating and effectively managing the acquired company. Failure to do so may cause us to incur a loss of not only the acquisition costs but also costs in operations relating to the acquisition.

We Have Not Produced Any Working Prototypes.

      To date, Broadeo has not produced any working prototypes and we may fail to develop a commercially viable system. The core technologies being researched by us might be discovered to be a health or environmental hazard or interfere with the operation of sensitive equipment or communication channels, resulting in consumer, industry or government rejection and therefore our complete failure in the telecom industry.

Some Of Our Competitors May Be Able To Use Their Financial Strength To Dominate The Market, Which May Affect Our Ability to Generate Revenues From CodeTrek.

      Our competitors are very large companies which are very well capitalized and can tap their strong market values for further growth which may impede our ability to generate enough sales to cover the costs of CodeTrek's development.

We Will Need Additional Capital to Finance Our Business Plan and Such Financing May Be Unavailable or Too Costly.

      Our ability to research and develop the core technologies we are planning to utilize for our telecom infrastructure equipment is dependant on our ability to secure financing and allocate sufficient funds required to support our research and development activity, which may range from several millions to ten of millions of dollars. Additional financing may not be available on favorable terms or even at all. If we raise additional funds by selling stock, the percentage ownership of our then current stockholders will be reduced. If we cannot raise adequate funds to satisfy our capital requirements, we may have to limit our operations significantly. Our ability to raise additional funds may diminish if the public equity markets become less supportive of the telecom industry.

Regulatory Uncertainty Could Affect Our Ability to Penetrate the Telecom Business and Generate Revenues.

        The Federal Communication Commission, or FCC, and various state public utility and service commissions, regulate most of our potential domestic customers. Changes to FCC regulatory policies may affect the accessibility of services, and otherwise affect how telecommunications providers conduct their business. These regulations may adversely affect our potential penetration into the telecom and data communications markets. In addition, our business may be negatively affected by the imposition of tariffs, duties and other import restrictions on components, which we will obtain from non-domestic suppliers. Changes in current or future laws or regulations, in the U.S. or elsewhere, could impede our ability to generate revenues.

Risks Related to Offering

Management Beneficially Own Approximately 41.65% of Our Common Stock and Their Interest Could Conflict With Yours.

      Our directors and executive officers beneficially own approximately 41.65% of our outstanding common stock. As a result, the directors and executive officers collectively are able to substantially influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying or preventing a change in control which may be to the benefit of the directors and executive officers but not in the interest of the shareholders.

Issuance of Preferred Shares May Dilute the Value of Your Common Stock.

      New Medium Enterprises, Inc. has authorized 10,000,000 shares ($.001 par value per share) preferred stock. It is within the discretion of the Board of Directors to determine the preferences of the preferred stock. If and when the preferences are determined and Shares issued, the result may dilute the voting powers of other shareholders.

Warrants May Never Be Exercised, In Which Case, We Will be Unable to Raise Additional Funds Through Exercise of Warrants.

      No one is likely to exercise their Warrants unless a market develops for our Common Stock in excess of the exercise prices of the Warrants. The average exercise price for the warrants is $1.00. To date, there is no market for the Common Stock or Warrants. In the event Warrants are not exercised, we will not receive the additional proceeds of up to $12,361,250 from exercise of those Warrants.

Future Sales of Common Stock by Our Existing Stockholders Could Adversely Affect Our Stock Price.

      As of the date of the filing, New Medium Enterprises, Inc. has 11,959,000 outstanding shares of Common Stock, not including 10,603,000 of Common Stock issuable upon exercise of the Warrants. Out of the 11,959,000 shares outstanding 6,083,000 are being registered with this offering. The remaining 5,876,000 shares of common stocks, which are not being registered hereby, are "restricted securities" as defined under Rule 144, substantially all of which are available for sale in the public market, subject to the provisions of Rule 144 under the Securities Act, or pursuant to this Registration Statement. In addition, certain holders of the Restricted Shares are entitled to certain registration rights. See "Registration Rights." Sales of substantial amounts of Common Stock in the public market, or the perception that such sales will occur, could have a material negative effect on the market price of our Common Stock. This problem would be exacerbated if we issue Common Stock in exchange for equipment and services.

Stock Option Plan May Dilute Shareholders Holdings by the Issuance of Additional Shares of Common Stock.

      The shareholders and Board of Directors of New Medium Enterprises, Inc. adopted a 1999 and a 2000 Stock Option Plan with reference up to 5,000,000 common shares for each plan under certain circumstances. The issuance of the 10,000,000 shares pursuant to the 1999 and 2000 Stock Option Plans may be further dilutive to shareholders. In addition the Board of Directors may opt to adopt a similar plan for the year 2001, which may further be dilutive to shareholders.

Our Directors Have Limited Liability and Therefore Cannot be Held Liable for Monetary Damages.

      Under our Certificate of Incorporation, the directors cannot be held liable to New Medium Enterprises, Inc. or to the stockholders for monetary damages for breach of fiduciary duties except under certain limited circumstances.

We May, In The Future, Have To Rent Space Which We Will Be Unable to Afford.

      As of December 31, 2000 we are leasing approximately 850 square feet for our executive offices at 4706 18th Avenue, Brooklyn, New York 11219, for $1,205.00 per month pursuant to a Lease Agreement. The term of the Lease Agreement is one year beginning October 1, 1999 through September 30, 2000 with an automatic additional one year renewal from October 1, 2000 through September 30, 2001. As of January 2001, at the request of the landlord, we agreed to surrender one small office to the landlord in consideration of a reduction in our monthly rent to $855.00. In the future, we may have to rent other space at a higher cost which we may not be able to afford.

We May Not Be Able to Obtain a Trading Market for Your Shares.

      Trading in our Common Stock, if any, is intended to be conducted on the OTC Bulletin Board or the NASDAQ SmallCap Market, after we obtain a listing, if ever. Because we may not be able to obtain or maintain a listing on the NASDAQ SmallCap or the OTC Bulletin Board, your shares may be difficult or impossible to sell. However, if we are unable to qualify for this listing, or if we will become unable to maintain our listing on the OTC Bulletin Board, we believe that our stock will trade on over-the-counter market in the so-called "pink sheets". Consequently, selling your Common Stock would be more difficult because only smaller quantities of stock could be bought and sold, transactions could be delayed, and security analysts' and news media's coverage of New Medium Enterprises, Inc. may be reduced. These factors could result in lower prices and larger spreads in the bid and ask prices for our stock.

We May Be Unable to Sell Stock in Some States Due to Blue Sky Regulations, which may limit your ability to Sell Shares after it begins trading.

      In order for our Common Stock to be resold, it must be registered with the individual states. Thus stock registrations in various states may not be approved. If a registration is not approved, it will be more difficult for you to sell your stock.

We May Not Be Able to Obtain Future Equity Financing, which may adversely effect our ability to generate revenues from the Broadeo assets.

      Subsequent to the completion of this offering, we will require substantial additional capital for research and development of the Broadeo's Broadband Media Service (BMS) and to support future growth. We cannot be assured that additional capital will be available or that, if available, such capital will be on satisfactory terms.

Broker-Dealers May Be Unable to Sell Our Stock.

      If our Common Stock is not listed on the NASDAQ SmallCap Market and/or any stock exchange, it may become subject to rules that impose sales practice requirements on broker-dealers. Consequently, the rule may affect the ability of broker-dealers to sell your stock.

      We Require Additional Funds to Achieve Our Current Business Strategy, Which We May Not be Able to Obtain.We need to raise additional funds through public or private debt or sale of equity to develop and establish our proprietary e-commerce software - CodeTrek(TM), our telecom hardware and possibly some of our websites. Such financing may not be available when needed. Even if such financing is available, it may be on terms that are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. If we are unable to obtain financing on reasonable terms, we could be forced to delay, scale back or eliminate product and service development programs. In addition, such inability to obtain financing on reasonable terms could have a material adverse effect on our business, operating results, or financial condition to such extent that we are forced to restructure, file for bankruptcy, sell assets or cease operations, any of which could put your investment dollars at significant risk.

      This Prospectus contains forward-looking statements, which involve risks and uncertainties. Such forward-looking statements include, but are not limited to, statements regarding future events and our plans and expectations. New Medium Enterprises, Inc.'s actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus. In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating New Medium Enterprises, Inc. and our business before purchasing the Common Stock offered by this Prospectus.

                                 USE OF PROCEEDS

      As of December 31, 2000 we have in excess of $870,000 in cash. The following represents our best estimate as to how the proceeds will be expended. New Medium Enterprises, Inc. reserves the right to redirect any portion of the funds either amongst the items referred to below or to such other projects of New Medium Enterprises, Inc. as management considers being in the best interest of New Medium Enterprises, Inc.

      We are actively pursuing acquisition possibilities in the wireless hardware sector, which we believe will complement our activities in association with Broadeo's Internet services. Concurrently we are also actively pursuing acquisition targets in other industries. Consequently, we are budgeting our expenses for the next twelve months to allow for cash down payment for an acquisition and related costs with the hope that we can structure an equity transaction with a prospective acquisition target.

      During the next twelve months, we expect to spend an estimated total of $ $300,000 as follows:

   (i) $130,000 for general & administration expenses. Effective in March
2001, two of our employees, Eva Beilus and Sam Beilus have agreed to accrue their salaries for a period of six months in the amounts of $26,000 and $14,000, respectively. New Medium Enterprises, Inc. may reinstate cash salaries at some future point in time.

   (ii) $150,000 for research and development of a prototype for the phase 1 Broadeo video-on-demand hosting service and for business development efforts in establishing strategic alliances with suppliers of the key technologies of the Broadeo Wireless Local Loop hardware. Stratagram Technology Group Inc., the company from which we purchased the Broadeo assets, will lead and oversee all of the Broadeo projects with full time on premises technology and business consulting services at a fee of $104,000 per year, which is included in the $150,000 above.

   (iii) $20,000 for Intellitain Media - Intellitain has hired actors and a production firm and has produced a sample preview of its first production, a political talk/game show for television in which contestants were questioned on their views on political issues of today and debated those views with other contestants. The cost of the initial production was approximately $10,000. During the next six months, Intellitain plans to edit and cut the video copy and to present demos to syndications and broadcasters at an estimated cost of an additional five thousand dollars. Intellitain may allocate an additional $15,000 to produce an educational game show for children's television channels.

      We are also budgeting in our expenses for the next twelve months to allow for $300,000 cash down payment for an acquisition and related costs.

      We are not budgeting any cash for the completion of CodeTrek since 333 Media Inc., the company to which we outsourced the development of the software agreed to accrue payment for six months in an amount of approximately $200,000. Furthermore, we will be seeking to obtain a licensing agreement with a software marketing company under a shared royalty arrangement

      New Medium Enterprises, Inc. will not receive any of the proceeds from the sale of shares by the Selling Shareholders. However, we may receive up to $12,361,250 only if the Warrants are exercised at an average exercise price of $1.00 per Warrant. There is no assurance that the Warrants will be exercised and that any proceeds may be received from these Warrants.

      Should we succeed in raising funds through the exercise of Warrants, we plan to utilize a substantial portion of the funds raised for acquisitions, and our activities in the broadband Internet communications sector.

      We believe we have sufficient funds available to operate for next twelve months, even without raising additional funds.

                         DETERMINATION OF OFFERING PRICE

      The price of the shares we are offering was arbitrarily determined. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value.

      Number of Holders - As of December 31, 2000, there were 65 record holders of common stock and/or warrants.

                                    DIVIDENDS

      We have never paid a cash dividend on our common stock. It is our present policy to retain earnings, if any, to finance the development and growth of our business. Accordingly, we do not anticipate that cash dividends will be paid until our earnings and financial condition justify such dividends, and there can be no assurance that we can achieve such earnings.


            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

      The following is our plan of operation for the following 12 months, and should be read in conjunction with our financial statements and notes thereto appearing in this prospectus.

      We are a development stage company in the process of developing the following (i) proprietary e-commerce software, (ii) telecom technology for faster wireless Internet access. The products and services that we intend to offer are described in the "Business" description. We have generated no revenues to date.

      We intend to meet our long-term liquidity needs through available cash and cash flow as well as through additional financing from outside sources. We anticipate raising additional funds from the possible exercise of outstanding warrants or equity financing with private investors. To date, no negotiations have been undertaken to obtain any funding. We are also pursuing the possibility of acquiring profitable businesses with equity and using their available cash flow to finance research and development. In the event New Medium Enterprises Inc. fails to raise funds from private investors, exercise of Warrants or is unsuccessful in acquiring a profitable company which would generate sufficient cash flow to finance the development of the Broadeo System, New Medium Enterprises Inc. would put on hold the second development phase of the Broadeo System. This phase includes the custom development of hardware optimized for the Broadeo Media Service in order to improve the end user experience and the scope of viewing options available to subscribers. Alternatively, New Medium Enterprises Inc. would consider seeking a joint venture relationship with a company that can allocate the resources for the development of the Broadeo System. We anticipate that our existing working capital will be sufficient to fund our operations at least for the next twelve months.

      From the company's inception, Ethel Schwartz, the company's president and CEO has not drawn any salary. As of March 1st, 2001, to further minimize administrative expenses, Eva Beilus and Sam Beilus have agreed to accrue their salaries for at least six months in the amounts of $26,000 and $14,000, respectively.

      New Medium Enterprises, Inc. plans to minimize initial research and development costs by re-branding and reselling customized versions of existing products and technologies to existing markets and to expand their specific markets. Broadeo's Wireless Local Loop will initially be comprised mostly of commercially available systems with minor adjustments to accommodate Broadeo's system topology, which is different from the Point to Multi Point topologies these systems were originally designed for. We plan to seek the formation of strategic alliances with suppliers of the key technologies of the Broadeo Wireless Local Loop and the Broadband Multimedia Gateway systems for research and development operations. We plan to allocate $150,000 towards Broadeo's business development and its first phase of development, which uses third party hardware. Broadeo also plans to independently seek additional funding.

      Broadeo is in preliminary talks with three suppliers of the infrastructure equipment for the Broadeo LMDS wireless local loop; two of which are from the United States and one from the United Kingdom. Broadeo plans to resell their hardware under the Broadeo brand to LMDS license holders and to offer the Broadeo Broadband Media Service to their subscribers. Providing that Broadeo succeeds in negotiating acceptable agreements with these hardware providers and the LMDS licensees, Broadeo expects to test the Broadeo Broadband Media Service with broadband access subscribers in the first or second quarter of 2002.

      Broadeo plans to begin hosting digital video on demand content on New Medium Enterprise's existing servers. Broadeo plans to negotiate licensing and royalty-sharing agreements with copyright owners of movies and live event broadcasts. Broadeo will seek future venture capital financing for building large capacity Digital Video on Demand Data Centers throughout the USA, expected to cost in the area of twenty million dollars.

      We raised an aggregate of $1,619,000 (net of expenses) in connection with a financing between August 1999 and January 30, 2000.

                                    BUSINESS

      We were incorporated in Nevada on August 2, 1999 under the name Shopoverseas.com, Inc. On July 10, 2000, we changed our name to New Medium Enterprises, Inc.

Our Products and Services

      Since our inception, we have allocated our resources to the following businesses.

1.  E-Commerce Software Platform-- CodeTrek(TM).
2. Broadband Internet Services - Acquisition of a majority interest in Broadeo Wireless Communications
3.  Investment in Intellitain Media Inc

4.  Internet Operations & Websites
    (a) ShopUpscale.com
    (b) AlertingShoppers.com
    (c) FocusVenue.com
    (d) ShopOverseas.com

      1.  CodeTrek (TM)

      The CodeTrek(TM) e-commerce platform is a software system designed to enable vendors to conduct Internet sales and marketing. The system allows distributors to setup a version of the main site customized with their own look and feel. CodeTrek includes a sales force management system designed to improve sales by efficient allocation of commissions earned by sales agents, affiliates or partners.

   CodeTrek supports full e-commerce implementations and includes the following components:

   o    The browser (client) interface
   o The server - hosting the e-commerce site and managing the information served to browsers
   o    The core e-commerce application with customizable business rules
   o The database - which contains inventory information, transaction records and sales force reports.

   We intend to implement improvements to the system and to prepare it for licensing as an e-commerce enabling software package to large enterprises that share an integrated supply chain. CodeTrek is designed to serve the following markets:

   o Major brand distributors aiming to establish an e-commerce platform with the ability to allow independent vendors to sell through their own sites.
   o    Large supply chains of small to medium enterprises.

      The preparation of CodeTrek for the commercial market includes additional programming, testing, debugging and preparation of user documentation. We have outsourced the development of CodeTrek and have completed the initial programming stage. We are testing the system for bugs and are revising some of the system's business rules. To date, we estimate that we have already invested approximately $330,000 in its development. We estimate that the Code Trek can be packaged for commercial distribution and licensing in approximately six months at an approximate cost of $150,000. The firm programming the CodeTrek system has agreed to accrue payment for a period of six months. Estimated costs for the initial marketing and commercialization of the CodeTrek system will be approximately $250,000. Since we currently cannot afford to allocate such a large sum for carrying out a full marketing plan, we are planning to promote and market the CodeTrek system by means of business development talks with software marketing companies aimed at licensing the CodeTrek system for distribution under a shared royalty arrangement. These business development efforts will be carried out by our executives and consultants and are not expected to incur significant expenses. To date, we have not initiated negotiations to explore an arrangement of this type. We plan to market the CodeTrek system directly only if we obtain the sufficient capital for marketing and distribution costs, which we estimate to be $250,000. We have not engaged in any negotiations to license or otherwise sell the CodeTrek system. Furthermore, we have not conducted any market research to determine the demand for the CodeTrek system.

      2. Broadeo - Broadband Internet Services:

 In August 2000, we acquired a majority interest in Broadeo Wireless Communications Assets. Broadeo, a developmental stage company is in the initial phase of design and development of a comprehensive broadband communications system. The system will include wireless communications gear designed for Internet Service Providers and Telecomm carriers. Broadeo's broadband technologies and services are designed to enable seamless integration of digital data, voice and video communications. Broadeo plans to develop and market its Broadband Multimedia Gateway (TM), a carrier-class Active-Network system based on the new upcoming Internet Protocol version 6 standard. Broadeo `s Active-Network system addresses the need for increased network efficiencies of distributed computing and multimedia applications by utilizing "smart" switching technologies. IPv6, the Next Generation Internet Protocol, provides data security and quality of service control features that are not currently available through standard IP systems. This new Internet Protocol also allows switches and routers to process information packets enroute to improve overall network throughput efficiencies and reduce latencies. We believe these technologies will enable telecom carriers to provide their subscribers faster Internet access, Video-on-demand and Audio-Video conferencing services.

      In conjunction with major content providers, Telcos, ISPs, operating system developers and hardware manufacturers, Broadeo intends to develop a multimedia infrastructure and a turn-key solution that will be used by media networks to provide a broadband monthly subscription plan for movies, telephone and Internet access. Broadeo's Broadband Media Service (BMS), aimed at the business potential of unified broadband access, is designed to provide Broadeo and its media partners a renewable revenue stream from monthly subscriptions and additional service fees. Broadeo's BMS model frees both the company and the access provider (Telco, ISP etc.) from a dependency on a single access technology. To date, Broadeo has not formed any media partnerships or alliances and has not been in contact with any ISPs or telecom carriers regarding Broadeo's services.

      Broadeo is also developing a Fixed Wireless Local Loop (FWLL) system that will be a an alternative to cable, DSL, fiber-optic or wireless optical systems for "last mile" broadband connectivity. LMDS, a digital wireless transmission system that works in the 28GHz range in the U.S. and 24-40GHz overseas, provides bandwidths of 51.84-622.08 Mbps (OC-1 to OC-12). DSL and cable modems commonly provide speeds from 200 kbps to 1.5 mbps, which are a fraction of the bandwidth capabilities of LMDS. LMDS offers bandwidths closer to those of fiber optics but has the advantages of having much lower deployment costs due to the eliminated need of digging and laying wires underground and the ability of wireless systems to scale geographically without being dependant on a Telco's central office.

      Broadeo's system design offers high signal reliability and bandwidths and lower deployment costs or deployment time than required by subterrainial conduits such as cable or fiber. The technology has been demonstrated by hardware manufacturers to allocate bandwidth more efficiently than point-to-multipoint wireless systems that consist of a single transceiver wirelessly linked to many units.

      The system is designed to provide broadband access at bandwidths scalable from residential entertainment services to corporate Dedicated Private Networks
(DPN). Broadeo's Wireless Local Loop operates in and above the LMDS (Local Multipoint Distribution Service) frequency range.

      The Broadeo Broadband Multimedia Gateway and the Broadeo Wireless Local Loop are currently in preliminary design stages to review and determine the features and capabilities their intended end users will require. Broadeo is reviewing the suitability for these purposes of available system components from a number of suppliers. Broadeo plans to launch the Broadeo Media Service over its broadband channel and other broadband access channels, providing a unified voice, video and broadband Internet access. The service has been designed as a unified IP communications carrier service. Concurrent to its planned system development efforts, Broadeo plans in the future to hold discussions with content owners to negotiate alliances for providing video-on-demand services.

      Broadeo plans to pursue the following three business objectives, which are independent but complement each other.

I. To develop and provide the Broadeo Broadband Media Service
II. To deploy the Broadeo Wireless Network and offer broadband Internet access
III. To develop and market unified media gateway hardware for carriers and consumer premises

The following describes Broadeo's strategies and plans regarding these objectives:

I. Developing and providing the Broadeo Broadband Media Service

      Broadeo is developing a BMS (Broadband Media Service) that will allow broadband Internet subscribers to access and use digital IP (packet routed) Telephony, broadcast TV, Digital cable TV, video conferencing and Video-On-Demand. Our objective is converging the various analog audio and video mediums into a single IP channel. Broadeo plans to generate the majority of its revenues from video on demand virtual rentals fees and from digital IP Cable TV monthly subscriptions.

      Phase 1: Broadeo is currently reviewing Digital Rights Management solutions to eliminate copyright infringement and plans to negotiate shared royalty arrangements with movie copyright holders similar to those used by video cassette rental outlets. Broadeo plans to construct a digital video data center for hosting video-on-demand content and to set up a small-scale video hosting service on New Medium Enterprises Inc.'s servers as a prototype. Broadeo estimates the cost of configuring this video hosting service at under $100,000.

      Phase 2: Broadeo plans to solicit venture capital funding for building large video data centers, capable of serving 500,000 synchronous full screen high definition digital movies, at an estimated cost of approximately twenty million dollars. Each video data center is expected to host approximately 10,000 movie titles.

      Broadeo's plans to make BMS available to all Broadband Internet access subscribers via DSL, Cable or other high speed access channel. Broadeo's BMS is not dependant on Broadeo's Wireless Network plans.

II. Deploying the Broadeo Wireless Network and offering broadband Internet access

      Broadeo needs a wide base of broadband subscribers and plans to promote the availability of affordable very high bandwidth Internet access services. Conventional DSL and Cable Modem services offer less than an ideal bandwidth for full screen, high definition streaming digital video. Broadeo designed a multipoint-to-multipoint wireless network topology that can be deployed using available third party transceivers with only slight modifications. This network topology was designed to allow affordable scalability by eliminating the need for central hubs and increased reliability by providing redundant signal paths.

      Phase 1: Broadeo plans to offer LMDS licensees and operators the ability to provide very high bandwidth Internet access co-branded with the Broadeo Broadband Media Service. Broadeo expects to gain direct access to broadband subscribers through these alliances, avoiding the costs of indirect advertising the Broadeo Broadband Media Service. The initial business model is to provide managed video hosting services for a monthly fee plus a per play fee.

      Phase 2: Contingent on the development of the Broadeo CPE (Customer Premises Equipment) gateway, Broadeo will consider developing a branded end to end solution, including the telephony and video Broadband Media Services, the wireless network, the carrier unified media gateway and the CPE. Broadeo will the then offer LMDS licensees to operate a Broadeo franchise in their coverage area.

III. Develop and market unified media carrier and CPE gateway hardware

      Broadeo plans to promote its Broadband Media Service by offering Internet and telecom carriers a unified media gateway that will allow these service providers to cost effectively provide, manage and bill for the digital data, telephony and video services they will provide. Broadeo also plans to make available to end users a CPE system designed to allow instant access to telephony, music, movies and Internet, independent of a personal computer and with a device like reliability.

      Phase 1: Broadeo is reviewing available third party hardware. If this equipment is found suitable, Broadeo plans to lease the CPE to subscribers. Broadeo will consider providing end users with a subsidized CPE.

      Phase 2: Broadeo will consider custom designing and outsourcing the development of the CPE gateway. We estimate the net cost per CPE at volumes of over 100,000 at approximately $400. Broadeo plans to design and develop a carrier class unified media gateway. This development is likely to cost in excess of $5,000,000 and is planned to begin after Broadeo has achieved a substantial subscriber base.

      The following is a summary of Broadeo's products, targeted markets, estimated costs and times to market:

--------------------------------------------------------------------------------------
Product                     Target Customer         Development Costs   Estimated
                                                                        Time to
                                                                        Market
--------------------------------------------------------------------------------------
Broadband Media Service     Home and business users $500,000            One year
and Wireless Internet
Access
--------------------------------------------------------------------------------------
Video-On-Demand Hosting     Online entertainment    $100,000            One year
and Delivery Services       service providers and
                            content owners
--------------------------------------------------------------------------------------
Wireless Local Loop         Wireless Internet ISPs  $100,000            One year
--------------------------------------------------------------------------------------
Carrier Class Multimedia    Telecom carriers and    $5,000,000          Two years
Gateway                     ISP
--------------------------------------------------------------------------------------

      3.  Intellitain Media:

      On July 15, we formed a wholly owned subsidiary, Intellitain Media Inc., which began producing high quality intellectually based media entertainment targeted for families, schools and colleges and general audiences seeking intelligent entertainment, which offers viewers an entertaining experience while enhancing their knowledge and understanding of issues they consider important.

      Intellitain's first production is a political game show designed for TV.

      Intellitain Media hired a production firm and actors to film a sample preview of its first production, a political talk/game show for television. The cost of the initial production was approximately $10,000. Intellitain plans to cut the video copy and to present demos to syndications and broadcasters at an additional estimated cost of $5,000. Intellitain is also exploring the possibility of producing educational game shows for children's television channels. A sample preview is expected to similarly cost $15,000. Other production plans are being considered.

      4.   Internet Websites:

      The following sites were developed as part of our original business plans. The first two sites are operational while the latter are in development stages. To date, no revenues have been generated from any of the sites. Due to operational economics and market conditions, we do not plan to allocate any resources to these sites and we do not anticipate generating revenue from their operation. All of the websites require minimal or no maintenance. Including fees for hosting and maintenance, we incur total monthly expenses of fewer than $250 for all of the domains combined.

      (a) ShopUpscale.com-- The site features a collection of upscale merchandise. We are conducting exploratory talks with a public company with a complementary site that already has the customer base regarding a possible sale of the site.

      (b) AlertingShoppers.com-- The AlertingShoppers.com site was originally designed for acquiring a list of opt-in email subscribers for promoting our other retail sites. AlertingShoppers.com is an online marketing channel where subscribers receive discount vouchers for popular shopping sites. The strategy provided that we build a very large list of opt-in email subscribers and to charge advertisers, through list brokers such as DoubleClick and PostMasterDirect, on a per message basis.
       (c) FocusVenue.com-- FocusVenue.com was intended as a venue for on-line testing of products and merchandise to segmented groups in accordance to specific demographics, providing cients with selective reports intended to guide their purchasing and marketing decisions.

       (d) ShopOverseas.com- ShopOverseas.com was a series of business-to-business (B2B) exchanges designed to enable small and intermediate businesses in a variety of industries to participate in coalition buying as members of ShopOverseas.com Merchant Alliance Program known as "The Pool". The platform is designed to serve (i) members of the Merchant Alliance Program, (ii) members- Trading Partners, (iii) Facilitators such as financing companies who can provide accounts receivable financing, factors, custom brokers, freight forwarders, fulfillment centers, escrow companies, and services such as proprietary wrapping and packaging supplies, custom ordered monograms, merchant labels, etc.

AGREEMENTS

      In August 1999, we entered into an agreement with Yard Productions, Inc. to develop and produce the Shopoverseas.com site and ecommerce engine. The anticipated fee for the creation, development and setting up of the web site was to be $150,000. We subsequently terminated the agreement and received a refund in the amount of $38,000 out of the initial $50,000 deposit paid to Yard. The termination of the agreement with Yard Production was amicable and with the mutual consent of Yard Productions. We subsequently engaged the services of 333 Media Inc. to develop the websites of New Medium Enterprises, Inc. To date, we have paid approximately $230,000 to 333 Media Inc. 333 Media Inc. agreed to accrue payment for six months in an amount of approximately $200,000 for the completion and debugging of CodeTrek.

      On January 1, 2000, we entered into an advisory agreement with D'Arezzo Collection Inc. a boutique buyer and designer, to act as a member of our advisory board. The agreement provided for the issuance of 10,000 shares of common stock for each quarter. The agreement was subsequently terminated after the issuance of 10,000 shares for the first quarter of 2000. No further shares are required to be issued.

      On November 1, 1999, we entered into an agreement with Stratagram Technology Group, Inc, to provide us with business and technology consulting services. Stratagram is overseeing development of the Broadeo system. Stratagram receives $2,000 and 2,000 shares of common stock per week for these services. Effective January 1, 2001, we amended the agreement with Stratagram to reflect no further payments in company shares. Payment in salary of $2,000 per week continues. Stratagram received 1,000,000 warrants from New Medium Enterprises, in connection with the acquisition by New Medium of 95% of the Broadeo assets, which New Medium Enterprises purchased from Stratagram. Stratagram is currently leading and overseeing the Broadeo projects. Of the 1,000, 000 warrants issued to Stratagram, 500,000 shares are exercisable at $1.00 per share and 500,000 shares are exercisable at $1.50 per share.

Employees

      New Medium Enterprises Inc. employs two full time employees.

Description of Property

      We are currently leasing approximately 850 square feet for our executive offices at 4706 18th Avenue, Brooklyn, New York 11219, for $1,205.00 per month pursuant to a Lease Agreement. The term of the Lease Agreement is one year beginning October 1, 1999 through September 30, 2000 with an automatic additional one year renewal from October 1, 2000 through September 30, 2001. Effective at the request of the landlord, we agreed to give up one small office from our January 2001 our monthly rental for our offices has been reduced to $855.00 per month.

Legal Proceedings

      We are not currently nor have ever been a party to any legal proceedings.

                                   MANAGEMENT

Directors and Executive Officers

      The directors and executive officers of New Medium Enterprises, Inc. are as follows:

      Name                          Age         Position
      ----                          ---         --------


      Ethel Schwartz                50          President, Chief Executive
                                                Officer, Treasurer and
                                                Director

      Eva Beilus                    52          Vice-President of
                                                Merchandising, Secretary
                                                And Director

      Hyman Schwartz                50          Director

      Ethel Schwartz (age 51) has been President, Chief Executive Officer and Treasurer since its inception. Since March 1996, Ethel has been an officer and director of Hyett Capital Ltd. Hyett Capital Ltd. acts as a finder to a select group of foreign investors seeking to invest in private placements of publicly traded companies. She is currently employed with Grand Capital Corp. on a part-time basis as a registered representative which is a stockbroker. Ethel devotes less than 5 hours per month in her employment with Grand Capital.

      Eva Beilus (age 52) has been Vice-President and Secretary since the Company's inception. Eva has been involved in fashion merchandising for our Company. From May, 1996 through December, 1998, Eva was employed as a production manager at Ultra Knit, Inc., Brooklyn, New York, a fashion knitwear manufacturing plant. Eva Beilus is a sister to Ethel Schwartz.

      Hyman Schwartz (age 50) has been Director since its inception. Hyman Schwartz had been a stock broker at Josephthal Lyon & Ross from 1988 through 1997. Since 1996, Hyman has been employed by Hyett Capital Ltd. as CEO. Hyett Capital acts as a finder to a select group of foreign investors seeking to invest in private placements of publicly traded companies. Hyman Schwartz is the husband of Ethel Schwartz.

Executive Compensation

      The officers and directors of New Medium Enterprises, Inc. will be reimbursed only for documented out-of-pocket expenses and petty cash. New Medium Enterprises, Inc. has entered into an employment agreement with Eva Beilus in 1999 for an annual salary of $52,000. Effective in March 2001, Eva Beilus and Sam Beilus have agreed to accrue their salaries for a period of six months in the amounts of $26,000 and $14,000, respectively.

      All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Executive officers are elected annually by the Board of Directors to hold office until the first meeting of stockholders and until their successors are chosen and qualified.

Stock Options

      We did not grant stock options in 1999. As of the date of this prospectus, we have not granted stock options in 2000.

      No executive officer held stock options during the 1999 fiscal year. As of the date of this prospectus, no executive officer holds stock options.

Employment Agreement

As of the date of this prospectus, we have entered into written employment agreements with two of our employees, Eva Beilus for an annual salary of $52,000 and Sam Beilus for an annual salary of $28,000. Effective in March 2001, Eva Beilus and Sam Beilus have agreed to accrue their salaries for a period of six months in the amounts of $26,000 and $14,000, respectively.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


      On September 1, 1999, we entered into a one year business consulting agreement with Robert LeRea for $50,000 in cash.

      In September, 1999, New Medium Enterprises, Inc. issued to Barbara R. Mittman, attorney for New Medium Enterprises, Inc., 50,000 shares of Common Stock for legal services.

      On January 15, 2000, we entered into a second agreement with Robert Le Rea for $56,000 in cash, partially for a finder's fee equal to 10% of cash raised in the Series C Private Placement, and partially in payment for additional business consulting work.

      On July 15, 2000, we formed a wholly-owned subsidiary, Intellitain Media Inc., which began producing high quality intellectually based media entertainment targeted for families, schools and colleges and general audience seeking intelligent based entertainment. Intellitain's first production is a game show designed for TV. We have allocated approximately $10,000 to this entity to date.

      In August, 2000, we acquired a majority interest in the assets of Broadeo Wireless Communication from Stratagram Technology Group, Inc. In conjunction with the acquisition, we issued warrants to purchase 500,000 shares of common stock at $1.50 per share and 500,000 shares of common stock at $1.00 per share. The Warrants are exercisable for a period of three years.

      In October, 2000, Passy Holding purchased from Hyman and Ethel Schwartz warrants to purchase 2,330,000 shares at exercise prices ranging from $.50 per share to $1.50 per share. Israel Bornstein is a director of Passy Holding.

      In October, 2000, Eva Beilus assigned 240,000 warrants exercisable at $.50 and 190,000 warrants exercisable at $1.50 to her son-in-law, Jacob Werczberger. Eva Beilus also assigned 240,000 warrants exercisable at $.50 and 190,000 warrants exercisable at $1.50 to her sister-in-law, Helen Shimon. In addition, Helen Shimon owns 100,000 warrants exercisable at $.50.

      On October 20, 2000, New Medium Enterprises, Inc. entered into a Surrender and Lockup Agreement with three of the principal shareholders of New Medium Enterprises, Inc. in exchange for an aggregate of $3,750 proportionately paid to the three principal shareholders representing the purchase price paid and the par value of an aggregate 3,750,000 shares of common stock of New Medium Enterprises, Inc. which the three investors surrendered and returned to New Medium Enterprises, Inc. Addditionally, the three principal shareholders entered into a lockup agreement in reference to the 750,000 shares of common stock retained by them. Two of the principal shareholders were Byron Lerner and Darrell Lerner, Directors of New Medium Enterprises, Inc. Effective November, 2000, Byron Lerner and Darrell Lerner, resigned from their positions as directors. Byron and Darrell Lerner each retained warrants to purchase 500,000 shares of common stock of New Medium Enterprises, at $1.50 per share, and in addition we issued to each of Bryon and Darrell Lerner warrants to purchase 100,000 shares at $.75 per share and warrants to purchase 150,000 shares at $1.00. No further services will be provided by either of the Lerners.

                             PRINCIPAL STOCKHOLDERS

      The following table describes, as of the date of this prospectus, the beneficial ownership of our Common Stock by persons known to us to own more than 5% of such stock and the ownership of Common Stock by our directors, and by all officers and directors as a group.

--------------------------------------------------------------------------------
Identity of Stockholder or  Number of Shares           Percentage of Shares
Group                       Beneficially Owned (1)     Owned
--------------------------------------------------------------------------------
Ethel Schwartz              1,660,000                  13.88%
--------------------------------------------------------------------------------
Hyman Schwartz              1,660,000                  13.88%
--------------------------------------------------------------------------------
Eva Beilus                  1,660,000                  13.88%
--------------------------------------------------------------------------------
Windermere Fund             1,000,000                  8.02%
--------------------------------------------------------------------------------
Atlantic Bond Fund          1,000,000                  8.02%
--------------------------------------------------------------------------------
Sequoia Growth Fund         1,000,000                  8.02%
--------------------------------------------------------------------------------
The Executive Fund          1,000,000                  8.02%
--------------------------------------------------------------------------------
Passy Holding (2)           2,330,000                  16.30%
--------------------------------------------------------------------------------
Jacob N. Werczberger        980,000                    7.91%
--------------------------------------------------------------------------------
Helen Shimon                1,080,000                  8.648%
--------------------------------------------------------------------------------
International Global        750,000                    5.9%
Communications
--------------------------------------------------------------------------------
Darrell Lerner              750,000                    5.9%
--------------------------------------------------------------------------------
Stratagram Technology       1,000,000                  7.717%
Group, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Samuel Friedman             950,000                    7.81%
--------------------------------------------------------------------------------

All Officer and Directors   4,980,000                  41.64%
as a Group (3 persons)
--------------------------------------------------------------------------------

(1) Pursuant to the rules and regulations of the Securities and Exchange Commission, shares of Common Stock that an individual or entity has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or entity, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person or entity shown in the table.

(2) Passy Holding holds warrants to purchase 2,330,000 common stock and prices from $.50 to $1.50. Under an agreement with the company, Passy is not permitted to exercise warrants at any time which would exceed ownership by Passy Holding of 9.99% of the outstanding common stock of New Medium Enterprises, Inc.

                       OFFERING BY SELLING SECURITYHOLDERS

      The following tables set forth certain information concerning each of the selling securityholders. The shares are being registered to permit the selling securityholders and their transferees or other successors in interest to offer the shares from time to time

      Selling securityholders are under no obligation to sell all or any portion of their shares. Particular selling shareholders may not have a present intention of selling their shares and may sell less than the number of shares indicated. The following table assumes that the selling shareholders will sell all of their shares.

      None of the Selling Shareholders are broker-dealers or affiliates of broker-dealers except for Martin Schwartz who is a stockbroker at Grand Capital Inc. Martin Schwartz is deemed an underwriter in this offering.


-----------------------------------------------------------------------------------------
SELLING SHAREHOLDERS      NUMBER OF       NUMBER OF       NUMBER OF      PERCENT OF
                          SHARES OWNED    SHARES TO BE    SHARES OF      SHARES OWNED
                          PRIOR TO        SOLD (1)        COMMON STOCK   AFTER OFFERING
                          OFFERING                        OWNED AFTER    (2)
                                                          OFFERING (2)
-----------------------------------------------------------------------------------------
Windermere Fund (3)(a)    500,000         1,000,000       0              0%
-----------------------------------------------------------------------------------------
Atlantic Bond Fund (4)(a) 500,000         1,000,000       0              0%
-----------------------------------------------------------------------------------------
Sequoia Growth Fund       500,000         1,000,000       0              0%
(5)(a)
-----------------------------------------------------------------------------------------
The Executive Fund (6)(a) 500,000         1,000,000       0              0%
-----------------------------------------------------------------------------------------
Les Weinberg (a)          40,000          80,000          0              0%
-----------------------------------------------------------------------------------------
Glenn Weinberg (a)        30,000          60,000          0              0%
-----------------------------------------------------------------------------------------
Brian Slomiak (a)         30,000          60,000          0              0%
-----------------------------------------------------------------------------------------
Randy Guttenberg (a)      50,000          100,000         0              0%
-----------------------------------------------------------------------------------------
Scott Lederman (a)        40,000          80,000          0              0%
-----------------------------------------------------------------------------------------
Adam Lederman (a)         20,000          40,000          0              0%
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
Peter Muhlenberg (a)      20,000          40,000          0              0%
-----------------------------------------------------------------------------------------
Marie Ann Bishko (a)      20,000          40,000          0              0%
-----------------------------------------------------------------------------------------
Michael Klein (a)         20,000          40,000          0              0%
-----------------------------------------------------------------------------------------
Steven Girden (a)         20,000          40,000          0              0%
-----------------------------------------------------------------------------------------
Robert Weiss (a)          60,000          120,000         0              0%
-----------------------------------------------------------------------------------------
Derek Slivka (a)          20,000          40,000          0              0%
-----------------------------------------------------------------------------------------
Lyle Slivka (a)           20,000          40,000          0              0%
-----------------------------------------------------------------------------------------
Barry Slivka (a)          20,000          40,000          0              0%
-----------------------------------------------------------------------------------------
Linda Slivka (a)          20,000          40,000          0              0%
-----------------------------------------------------------------------------------------
Steven Shore (a)          60,000          120,000         0              0%
-----------------------------------------------------------------------------------------
Thomas Martin (a)         20,000          40,000          0              0%
-----------------------------------------------------------------------------------------
Bruce Lee (b)             20,000          50,000          0              0%
-----------------------------------------------------------------------------------------
David Lazarus (b)         40,000          100,000         0              0%
-----------------------------------------------------------------------------------------
Darren Lazarus (b)        55,000          137,500         0              0%
-----------------------------------------------------------------------------------------
Bernie Gelbard (b)        30,000          75,000          0              0%
-----------------------------------------------------------------------------------------
Michael Rosenblum (b)     10,000          25,000          0              0%
-----------------------------------------------------------------------------------------
Michael Orlando (b)       5,000           12,500          0              0%
-----------------------------------------------------------------------------------------
Drew J. Smith (b)         5,000           12,500          0              0%
-----------------------------------------------------------------------------------------
Eric Marseglia (b)        5,000           12,500          0              0%
-----------------------------------------------------------------------------------------
Garry Marcus (b)          20,000          50,000          0              0%
-----------------------------------------------------------------------------------------
Michael McPartland (b)    5,000           12,500          0              0%
-----------------------------------------------------------------------------------------
Eric Berger (b)           35,000          87,500          0              0%
-----------------------------------------------------------------------------------------
Gary Rosenberg (b)        10,000          25,000          0              0%
-----------------------------------------------------------------------------------------
Solomon Mayer (b)         10,000          25,000          0              0%
-----------------------------------------------------------------------------------------
Barry Mayer (b)           10,000          25,000          0              0%
-----------------------------------------------------------------------------------------
Helping Hand W Hand,      10,000          20,000          0              0%
Inc. (7)(c)
-----------------------------------------------------------------------------------------
Moses Mayer (c)           10,000          20,000          0              0%
-----------------------------------------------------------------------------------------
Benzion Fromer (c)        10,000          20,000          0              0%
-----------------------------------------------------------------------------------------
E.G.B. Pension Plan       20,000          40,000          0              0%
(8)(c)
-----------------------------------------------------------------------------------------
Chabad Lubavitch (9)(c)   10,000          20,000          0              0%
-----------------------------------------------------------------------------------------
Ian Altman (c)            30,000          60,000          0              0%
-----------------------------------------------------------------------------------------
Eric Haas (c)             10,000          20,000          0              0%
-----------------------------------------------------------------------------------------
Roger Altman (c)          20,000          40,000          0              0%
-----------------------------------------------------------------------------------------
KTC of Rockland Berel     10,000          20,000          0              0%
Rosenfeld Signatory (c)
-----------------------------------------------------------------------------------------
Bernard Rosenfeld (c)     10,000          20,000          0              0%
-----------------------------------------------------------------------------------------
Andrew Savarino (c)       50,000          100,000         0              0%
-----------------------------------------------------------------------------------------
Robert Kasovitz (c)       20,000          40,000          0              0%
-----------------------------------------------------------------------------------------
Neil Neuman (c)           5,000           10,000          0              0%
-----------------------------------------------------------------------------------------
Samuel Friedman (10)      750,000         950,000         0              0%
-----------------------------------------------------------------------------------------
Passy Holding (11)                        2,330,000       0              0%
-----------------------------------------------------------------------------------------
Jacob N. Werczberger (12) 550,000         980,000         0              0%
-----------------------------------------------------------------------------------------
Helen Shimon (13)         550,000         1,080,000       0              0%
-----------------------------------------------------------------------------------------
Bob Lerea                 75,000          475,000         0              0%
-----------------------------------------------------------------------------------------
Barbara R. Mittman        50,000          250,000         0              0%
-----------------------------------------------------------------------------------------
Rosa Klein                125,000         625,000         0              0%
-----------------------------------------------------------------------------------------
Abraham Englander                         50,000          0              0%
-----------------------------------------------------------------------------------------
Herman & Judy Friedman                    200,000         0              0%
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
International Global                      750,000         0              0%
Communications (14)
-----------------------------------------------------------------------------------------
Darrell Lerner                            750,000         0              0%
 -----------------------------------------------------------------------------------------
Paril Holding (15)                        50,000          0              0%
-----------------------------------------------------------------------------------------
Meir Gross                                50,000          0              0%
-----------------------------------------------------------------------------------------
Henry Reinhold                            50,000          0              0%
-----------------------------------------------------------------------------------------
Stratagram Technology                     1,000,000       0              0%
Group, Inc. (16)
-----------------------------------------------------------------------------------------
Nathan Schwartz (17)      500,000         500,000         0              0%
-----------------------------------------------------------------------------------------
Martin Schwartz (17)      500,000         500,000         0              0%
-----------------------------------------------------------------------------------------

(a) "A" unit consisted of 10,000 shares of the Company's common stock, and 10,000 Class A Common Stock Purchase (Class A Warrants). Each A warrant entitled the warrant holder to purchase shares of the Company's Common Stock at $1.50 per share. The warrants expire July 31, 2002. Shares offered include both common shares and shares underlying the warrants.

(b) "B" unit consisted of 5,000 shares of the Company's common stock, and 7,500 Class B Common Stock Purchase (Class B Warrants). Each B warrant entitled the warrant holder to purchase shares of the Company's Common Stock at $1.00 per share. The warrants expire July 31, 2002. The warrants expire July 31, 2002. Shares offered include both common shares and shares underlying the warrants.

(c) "C" unit consisted of 10,000 shares of the Company's common stock, and 10,000 Class D Common Stock Purchase (Class D Warrants). Each D warrant entitled the warrant holder to purchase shares of the Company's Common Stock at $1.25 per share. The warrants expire July 31, 2002. . The warrants expire July 31, 2002. Shares offered include both common shares and shares underlying the warrants.

(1)  Assumes all warrants were exercised.

(2) Assumes all shares of common stock offered in this prospectus are sold and no other shares of common stock are sold during the offering period.

(3)  Shaniqua Woodside is listed as a director of Windermere Fund.

(4)  Nancy Lake is listed as a director of Atlantic Bond Fund.

(5)  Albert H. Davis is listed as a director of Sequoia Growth Fund

(6)  Janis Galanis is listed as  a director of The Executive Fund.

(7)  Mayer Zaresi has investment control of Helping Hand in Hand, Inc.

(8)  Stephen Wechsler has investment control of E.G.G. Pension Plan.

(9)  Baila Gansburg is President and has investment control of Chabad Lubavitch.

(10) Samuel Friedman is a brother to Ethel Schwartz.

(11) Israel Bornstein is a director of Passy Holding and has investment control of Passy Holding. (1) Passy Holding holds warrants to purchase 2,330,000 common stock and prices from .50 to $1.50. Under an agreement with the company, Passy is not permitted to exercise warrants at any time which would exceed ownership by Passy Holding of 9.99% of the outstanding common stock of New Medium Enterprises, Inc.

(12)  Jacob N. Werczberger is a son in law of Eva Beilus.

(13)  Helen Shimon is a sister in law to Eva Beilus.

(14) Byron R. Lerner is a director of International Global Communications and has investment control of International Global Communications. Shares offered for International Global Communications represent warrants to purchase 500,000 shares at $1.50, and warrants to purchase 100,000 shares at $.75 and warrants to purchase 150,000 shares at $1.00. The authorized signatory for International Global Communication is Byron Lerner.

(15) Joseph Goldenberg has investment control of Paril Holding.

(16) Barry Shisgal has investment control of Stratagram Technology Group, Inc.

(17) Nathan & Martin Schwartz are brothers to Hyman Schwartz.

Shares Eligible For Future Sale

      As of the date of the filing New Medium Enterprises, Inc. has 11,959,000 outstanding shares of Common Stock, not including 10,603,000 of Common Stock issuable upon exercise of the Warrants. Out of the 11,959,000 shares outstanding 6,083,000 are being registered with this offering. The remaining 5,876,000 shares of common stocks, which are not being registered hereby, are "restricted securities" as defined under Rule 144, substantially all of which are available for sale in the public market, subject to the provisions of Rule 144 under the Securities Act, or pursuant to this Registration Statement. In addition, certain holders of the Restricted Shares are entitled to certain registration rights. See "Registration Rights."

      In general, under Rule 144 as currently in effect, a person or persons whose shares are aggregated, including an Affiliate, who has beneficially owned Restricted Shares for at least one year is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of:

      (i)   One percent of the outstanding shares of Common Stock; or

      (ii) The average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale is filed with the Securities and Exchange Commission.

      Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about New Medium Enterprises, Inc. In addition, a person who is not an Affiliate and has not been an Affiliate for at least three months prior to the sale and who has beneficially owned Restricted Shares for at least two years may resell such shares without regard to the requirements described above. New Medium Enterprises, Inc. is unable to estimate the number of Restricted Shares that ultimately will be sold under Rule 144 because the number of shares will depend in part on the market price for the Common Stock, the personal circumstances of the sellers and other factors. See "Risk Factors--Shares Eligible for Future Sale" and "Risk Factors--Possible Volatility of Stock Price."

                            DESCRIPTION OF SECURITIES

      The following is a summary description of our capital stock and certain provisions of our certificate of incorporation and by-laws, copies of which have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

                                     General

      Our authorized capital stock consists of 100,000,000 shares of common stock, par value $.001 per share and 10,000,000 shares of preferred stock, par value $.001 per share.

                                  Common Stock

      The holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Our certificate of incorporation and by-laws do not provide for cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends as may be declared by the Board out of funds legally available therefore. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in the assets remaining after payment of liabilities. Holders of common stock have no preemptive, conversion or redemption rights. All of the outstanding shares of common stock are fully-paid and non-assessable.

                                    Warrants

      Each Class A Warrant is exercisable at any time from its initial issue date until July 31, 2002 (the "Expiration Date"), to purchase one share of New Medium Enterprises, Inc.'s Common Stock, $.001 par value, at $1.50 per share. Each Class B Warrant is exercisable at any time from its initial issue date until July 31, 2002 (the "Expiration Date"), to purchase one share of New Medium Enterprises, Inc.'s Common Stock, $.001 par value, at $1.00 per share. Each Class C Warrant is exercisable at any time from its initial issue date until July 31, 2002 (the "Expiration Date"), to purchase one share of New Medium Enterprises, Inc.'s Common Stock, $.001 par value, at $0.50 per share. Each Class D Warrant is exercisable at any time from its initial issue date until July 31, 2002 (the "Expiration Date"), to purchase one share of New Medium Enterprises, Inc.'s Common Stock, $.001 par value, at $1.25 per share.

      The exercise price and number of shares of Common Stock or other securities issuable on exercise of the Class A Warrants, Class B Warrants, Class C Warrants, and Class D Warrants are subject to adjustment in certain circumstances, including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation of New Medium Enterprises, Inc.

      The Class A Warrants, Class B Warrants, Class C Warrants, and Class D Warrants may be exercised upon surrender of the Warrant on or prior to the expiration date to New Medium Enterprises, Inc. at its principal office or at the office of the Warrant Agent appointed by New Medium Enterprises, Inc. in accordance with the terms of the Warrant, with the subscription form attached thereto completed and executed as indicated, accompanied by full payment of the exercise price (in cash or by certified check or official bank check payable to the order of New Medium Enterprises, Inc.) for the number of Warrants being exercised. The Warrant Holders do not have the right or privileges of holders of Common Stock.

      New Medium Enterprises, Inc. shall have the option to "call" all the Warrants presently outstanding and included in the Units (the "Warrant Call"). New Medium Enterprises, Inc. may exercise the

Warrant Call by giving to each Warrant Holder a written notice of call (the "Call Notice" during the period in which the Warrant may be exercised. The Warrant Holders shall exercise their Warrant rights and purchase the Warrant Shares and pay for the Warrant Shares within fourteen business days of the date of the Call Notice. Thereafter, the Warrants will no longer be exercisable.


                              PLAN OF DISTRIBUTION

      The shares may be sold or distributed from time to time by the selling stockholders or by pledgees, donees or transferees of, or successors in interest to, the selling stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

o    ordinary brokers transactions, which may include long or short sales,

o transactions involving cross or block trades on any securities or market where our common stock is trading,

o purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus,

o "at the market" to or through market makers or into an existing market for the common stock,

o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,

o through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or

o    any combination of the foregoing, or by any other legally available means.

      Brokers, dealers, underwriters or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The selling stockholders and any broker-dealers acting in connection with the sale of the shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act of 1933. Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares. Because the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act of 1933. Each selling stockholder has advised us that the stockholder has not yet entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares.

      At the time a particular offer is made by or on the behalf of the selling securityholders, a prospectus, including any necessary supplement thereto, will be distributed which will set forth the number of shares of common stock and other securities being offered, and the terms of the offering, including the name or names of any underwriters, dealers, or agents, the purchase price paid by any underwriter for the shares purchased from the selling securityholders, any discounts, commissions and other items constituting compensation from the selling securityholders, any discounts, commissions, or concessions allowed, reallowed, or paid to dealers, and the proposed selling price to the public.

      We will not receive any proceeds from the sale of 6,083,000 commons shares pursuant to this prospectus. We may, however, receive up to $12,361,250 in proceeds from the exercise by certain selling stockholders of warrants to purchase up to an aggregate of 10,603,000 shares of our common stock. The resale of the common stock underlying these warrants is included in the registration statement of which this prospectus forms a part. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees.

      We have informed the selling stockholders that certain anti-manipulative rules contained in Regulation M under the Securities Exchange Act of 1934 may apply to their sales in the market and have furnished the selling stockholders with a copy of such rules and have informed them of the need for delivery of copies of this prospectus.

      The selling stockholders may also use Rule 144 under the Securities Act of 1933 to sell the shares if they meet the criteria and conform to the requirements of such rule.

                                LEGAL PROCEEDINGS

      New Medium Enterprises, Inc. is not subject to any legal proceedings.


                     NEVADA BUSINESS COMBINATION PROVISIONS

                            Business Combination Law

      Nevada has a business combination law which prohibits certain business combinations between Nevada corporations and "interested stockholders" for three years after the "interested stockholder" first becomes an "interested stockholder" unless the corporation's board of directors approves the combination in advance. For purposes of Nevada law, an "interested stockholder" is any person who is (i) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (ii) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term "business combination" is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquiror to use the corporation's assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other shareholders.

      The effect of Nevada's business combination law is to potentially discourage parties interested in taking control of the company from doing so if it cannot obtain the approval of our board of directors.


                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Under Nevada Revised Statutes Section 78.7502 and 78.751, our articles of incorporation and bylaws provide us with the power to indemnify any of our directors, officers, employees or agents. The director, officer, employ or agent must have conducted himself in good faith and reasonably believe that his conduct was in, or not opposed to our best interests. In a criminal action the director, officer, employee or agent must not have had a reasonable cause to believe his conduct was unlawful.

Advances for expenses may be made if the director affirms in writing that he believes he has met the standards and that he will personally repay the expense if it is determined he did not meet the standards.

      We will not indemnify a director or officer adjudged liable due to his negligence or willful misconduct toward us, adjudged liable to us, or if he improperly received personal benefit. Indemnification in a derivative action is limited to reasonable expenses incurred in connection with the proceeding.

      We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                       WHERE YOU CAN FIND MORE INFORMATION

      Upon effectiveness of this registration statement we will commence filing reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any report, proxy statement or other information we file with the Commission at the Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, we will file electronic versions of these documents on the Commission's Electronic Data Gathering Analysis and Retrieval, or EDGAR, System. The Commission maintains a website at http://www.sec.gov that contains reports, proxy statements and other information filed with the Commission.

      We have filed a registration statement on Form SB-2 with the Commission to register shares of our common stock issued and issuable upon exercise of warrants to be sold by the selling stockholders. This prospectus is part of that registration statement and, as permitted by the Commission's rules, does not contain all of the information set forth in the registration statement. For further information with respect to us or our common stock, you may refer to the registration statement and to the exhibits and schedules filed as part of the registration statement. You can review a copy of the registration statement and its exhibits and schedules at the public reference room maintained by the Commission, and on the Commission's web site, as described above. You should note that statements contained in this prospectus that refer to the contents of any contract or other document are not necessarily complete. Such statements are qualified by reference to the copy of such contract or other document filed as an exhibit to the registration statement.

                                 TRANSFER AGENT

      The Transfer Agent and Registrar for the common stock is Olde Monmouth Stock Transfer & Trust Company, 77 Memorial Parkway, Suite 101, Atlantic Highlands, New Jersey 07716.


                      INTEREST OF NAMED EXPERTS AND COUNSEL


      None of the experts named herein was or is a promoter, underwriter, voting trustee, director, officer or employee of New Medium Enterprises, Inc. except for Barbara R. Mittman, attorney for New Medium Enterprises, Inc., who received Common Stock and Warrants as part of her legal fees. Further, none of the experts was hired on a contingent basis and none of the experts named herein will receive a direct or indirect interest in New Medium Enterprises, Inc.


                                  LEGAL MATTERS

      The validity of the shares of common stock offered in this prospectus has been passed upon for us by Grushko & Mittman, P.C., 551 Fifth Avenue, Suite 1601, New York, New York 10176.


                                     EXPERTS

      Our audited financial statements as of June 30, 2000 have been included in this prospectus and in the registration statement filed with the Securities and Exchange Commission in reliance upon the report of Nachum Blumenfrucht, CPA, independent certified public accountant, upon his authority as expert in accounting and auditing. Nachum Blumenfrucht, CPA's report on the financial statements can be found at the end of this prospectus and in the registration statement.

                             N. Blumenfrucht CPA PC
                              1040 East 22nd Street
                             Brooklyn New York 11210
                               Tel.- 718-692-2743
                                Fax -718-692-2203



The Board of Directors and Stockholders
New Medium Enterprises, Inc.



      We have audited the accompanying balance sheet of New Medium Enterprises, Inc. (A development stage company) as of June 30, 2000 and the related statements of operations, stockholders' equity and cash flows for the period August 2, 1999 (inception) through June 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of New Medium Enterprises, Inc as of the June 30, 2000 and the results of its operations and its cash flows for the period August 2, 1999 through June 30, 2000 in conformity with accounting principles generally accepted in the United States.

/s/ Nachum Blumenfrucht

Brooklyn New York
October 11, 2000

                          NEW MEDIUM ENTERPRISES, INC
                         (A development stage Company)
                                 BALANCE SHEET
                                 JUNE 30, 2000

                               ASSETS

CURRENT ASSETS
   Cash and cash equivalents (note 2)                                 $1,066,716
                                                                      ----------

          Total Current Assets                                                   $1,066,716

   Property and equipment (note 2)                                        34,895
       less: Accumulated depreciation                                     (3,490)    31,405
                                                                          ------
   Deferred offering costs (note 4)                                                  40,000
   Deferred tax asset (note 5)                                                            0
   Web site development costs/Software Asset (note 6)                               196,102
   Other assets- security deposits (note 8)                                           3,600
                                                                                      -----

         Total Assets                                                            $1,337,823
                                                                                 ==========



                LIABILITIES AND STOCKHOLDERS' EQUITY


 CURRENT LIABILITIES
   Accrued expenses  (note 7)                                             $2,500
                                                                          ------

          Total Current Liabilities                                                  $2,500

COMMITMENTS AND CONTINGENCIES (note 8)

STOCKHOLDERS' EQUITY  (note 9)
  Preferred stock, $.001 par value, Authorized 10,000,000 shares;
  none issued                                                             ---
  Common stock, $.001 par value, Authorized 100,000,000 shares;
  Issued and outstanding 15,653,000                                       15,653
  Additional paid in capital                                           1,668,642
  Deficit accumulated during the development stage                      (348,972)
                                                                        --------
          Total Stockholders' Equity                                              1,335,323
                                                                                  ---------

Total Liabilities and Stockholders' Equity                                       $1,337,823
                                                                                 ==========

                 See accompanying notes to financial statements

                          NEW MEDIUM ENTERPRISES, INC
                         (A development stage Company)
                             STATEMENT OF OPERATIONS
            FOR THE PERIOD AUGUST 2, 1999 (Inception)- JUNE 30, 2000


REVENUES                                                                                 $0

OPERATING EXPENSES
  General and administrative                                            $142,213
  Research and development                                               245,000
  Depreciation                                                             3,490
                                                                           -----

     Total operating expenses                                                       390,703
                                                                                    -------

      Income (loss) from operations                                                (390,703)

OTHER INCOME
    Interest Income                                                                  41,731
                                                                                     ------

     Loss before income taxes                                                      (348,972)

Income tax benefit (note 5)                                                               0

     NET LOSS                                                                     ($348,972)
                                                                                  ==========

LOSS PER COMMON SHARE- Basic and Diluted                                             ($0.02)
                                                                                     =======


 WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING                                   15,391,315
                                                                                 ==========

                 See accompanying notes to financial statements

                          NEW MEDIUM ENTERPRISES, INC
                         (A development stage Company)
                        STATEMENT OF STOCKHOLDERS' EQUITY
            FOR THE PERIOD AUGUST 2, 1999 (Inception)- JUNE 30, 2000

                                                                                                               Retained
                                                                                                  Additional   Earnings
                                                           Per Share        Common Stock           Paid-in   (Accumulated
                                                            Amount       Shares       Amount       Capital     Deficit)      Totals
                                                            ------       ------       ------       -------     --------      ------

Shares  & warrants issued for cash, August 1999              $0.00      12,620,000    $12,620           $50                 $12,670

Sale of 251 A units, August 1999                             $0.50       2,510,000      2,510     1,252,490               1,255,000

Sale of 52 B units, August 1999                              $0.75         260,000        260       194,740                 195,000

Issuance of  shares for services rendered, Dec. 1999         $0.50          16,000         16         7,984                   8,000

Sale of 21.3 C units, January 2000                           $1.25         213,000        213       266,037                 266,250

Issuance of shares for services rendered, April 2000         $0.50          34,000         34        16,966                  17,000

Offering costs-private placements                                                                   (69,625)                (69,625)

Net loss for period ended June 30, 2000                                                                       ($348,972)   (348,972)

                                                                        ----------     -------   ----------   ---------  ----------
Balances, June 30, 2000                                                 15,653,000     $15,653   $1,668,642   ($348,972) $1,335,323
                                                                        ==========     =======   ==========   =========  ==========

                 See accompanying notes to financial statements

                          NEW MEDIUM ENTERPRISES, INC
                         (A development stage Company)
                             STATEMENT OF CASH FLOWS
            FOR THE PERIOD AUGUST 2, 1999 (Inception)- JUNE 30, 2000

Cash flows from operating activities
      Net loss                                                       ($348,972)
      Adjustments to reconcile net loss to net
       cash provided by operating activities:
           Depreciation                                     $3,490

          Changes in assets and liabilities:
             accrued expenses                                2,500
             security deposit                               (3,600)      2,390
                                                            ------       -----

Net cash used in operating activities                                 (346,582)

Cash flows from investing activities
      Purchase of fixed assets                             (34,895)
     Web site development costs/ Software asset           (171,102)
                                                          --------

Net cash used in financing  activities                                (205,997)


Cash flows from financing activities
    Proceeds from sale of A,B and C units                1,716,250
   Offering costs-private placements                       (69,625)
   Deferred offering costs-registration statement          (40,000)
   Proceeds from sale of shares and warrants to various
   officers, founders and investors                         12,670
                                                            ------

 Net cash provided by financing activities                           1,619,295
                                                                     ---------

Net increase in cash and cash equivalents                            1,066,716

Cash and cash equivalents, beginning of period                               0
                                                                     ---------

 Cash and cash equivalents, June 30, 2000                           $1,066,716
                                                                    ==========

Supplemental disclosures

Noncash investing and financing activities:
Issuance of common stock in exchange for services
in connection with web site development costs                          $25,000
                                                                       =======

                 See accompanying notes to financial statements

                           NEW MEDIUM ENTERPRISES INC.
                          (A development stage company)
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 - FORMATION AND BUSINESS OF THE COMPANY.

New Medium Enterprises Inc. (the "Company) was organized on August 2, 1999 in the State of Nevada under the name Shopoverseas.com, Inc. On July 10, 2000 the name was changed to New Medium Enterprises, Inc. The financial statements reflect the name New Medium Enterprises throughout. The Company's intension was to operate as an Internet based E-commerce Company. Several websites were formulated whose purpose was the sale of various goods and services to both consumers and businesses. During the development of the web site the decided to market its own proprietary Internet based software package to outside e-commerce companies. The Company also intends to enter the wireless telecommunications area. As of the June 30, 2000 the Company has not generated any revenues and is considered a development stage company.

NOTE 2 -SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Fiscal year

The Company has chosen June 30, as its fiscal year end.

Use of estimates

The preparation of financial statements in conformity with general accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, revenue and expenses as well as the disclosure of contingent assets and liabilities in the financial statements. Actual results could differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents consists of cash, money market funds and other highly liquid investments with a maturity of three months or less from the date of purchase. The Company has not experienced any losses on its cash or cash equivalents.

Property and equipment

Property and equipment (primarily computer hardware) are recorded at cost and depreciated or amortized over the estimated useful lives of the assets (three to five years) using the accelerated depreciation method allowed by the Internal Revenue Code.

Revenue recognition

The Company recognizes revenue on the accrual basis as the related services are provided to customers and when the customer is obligated to pay for such services. Revenue from product sales is recognized when title transfers to customers, primarily on shipment. For the year ended June 30, 2000 there were no revenues.

Loss per share

In accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share", the computation of net loss per share is based upon the weighted average number of common shares issued and outstanding for the reporting period. Common stock equivalents related to options, warrants and convertible securities are excluded from the computation when the effect would be anti-diliutive.

                           NEW MEDIUM ENTERPRISES INC.
                          (A development stage company)
                          NOTES TO FINANCIAL STATEMENTS

NOTE 2 -SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent accounting pronouncements

The Financial Accounting Standards Board (FASB) issued FASB 133, "Accounting for Derivative Instruments and Hedging Activities", The Company does not engage in derivative or hedging activities and does not expect the adoption of this new pronouncement to have a material effect, if any, on its financial condition or results of operations.

Research and Development

Research and development costs are charged as incurred.


NOTE 3- LIQUIDITY & PROFITABILITY

As reflected in the accompanying financial statements, the Company incurred a loss for the current period and expects to incur a loss in the next fiscal period. Based upon the cash utilization rate and the plans for joint ventures and acquisitions, it is management's opinion that the current capital base is sufficient to maintain the Company for at least the following year. Additionally, the Company is preparing a SB-2 registration statement. The purpose of the registration is to permit certain shareholders to sell their shares and warrants. Management is of the opinion that upon the successful registration some warrants will be exercised resulting in an inflow of capital to the Company.


NOTE 4- DEFERRED OFFERING COSTS

The Company is planning a SB-2 registration of some of its shares and all of its outstanding warrants. Certain costs have been incurred in regard to this registration. As of the balance sheet date these costs, which approximate $ 40,000, are deferred pending completion of the offering. If the registration is successful these expenditures would be charged against the proceeds. If the registration is not completed, the deferred offering costs will be expensed. The Company had also incurred costs in regard to the private placements totaling $69,625. These have been charged against additional paid in capital.


NOTE 5 -INCOME TAXES

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, (SFAS 109) " Accounting for Income Taxes." Under the asset and liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statements carrying amounts and the tax bases of existing assets and liabilities. Under SFAS 109, deferred tax assets may be recognized for temporary differences that will result in deductible amounts in future periods. A valuation allowance is recognized, if on the weight available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized. As of June 30, 2000 the Company had a Federal and State tax net operating loss of approximately $545,000. The difference between book and taxable income is due to timing differences in the recognition of the web site development costs. The Company established a 100% valuation allowance equal to the net deferred tax assets, as the Company could not conclude that it was more likely than not that the deferred tax asset would be realized.

                           NEW MEDIUM ENTERPRISES INC.
                          (A development stage company)
                          NOTES TO FINANCIAL STATEMENTS

NOTE 6- WEB SITE DEVELOPMENT COSTS/ SOFTWARE ASSET

The Company has incurred significant costs in the development of its web sites and e-commerce capabilities. The original intention of the Company was to develop several web sites. During the development of the proprietary Internet based software the Company decided to market these software programs to outside parties. The Emerging Issues Task Force requires following the guidelines of Statement of Position 98-1 for web site development costs. Under SOP 98-1, software developed for internal use is capitalized during the development stage and amortized over its useful life. Software developed for the sale to outside parties fall under the guidelines of FASB No. 86. Under FASB No. 86, once technological feasibility has been established, all software production costs are capitalized and reported at the lower of unamortized cost or net realizable value. When the product is available for general release to its customers, amortization will begin. All costs incurred prior to achieveing technological feasibility are expensed as research and development costs. The Company has incurred approximately $245,000 of costs in the development of a working model. Those costs have been expensed in the current period as research and development costs. The balance of the costs associated with the development of the Web Site and software approximate $196,000 which were capitalized and will be amortized once the product is available for general release to its customers and the web site is fully developed.

During the current period 50,000 shares of common stock were issued for services rendered in relation to the development of the web site and software. Management has valued these shares at $25,000, which approximates the value of services rendered.


NOTE 7-ACCRUED EXPENSES

Accrued expenses consist of state and local corporate taxes.


NOTE 8-COMMITMENTS AND CONTINGENCIES

The Company leases its current location at a monthly rent of $1,200. The lease expires September 30, 2000, with an automatic twelve-month renewal.

The future minimum lease obligations through June 30, 2001 are $ 14,400.

Rent expense for the period ended June 30, 2000 was $10,800. The company maintains a $3,600 security deposit with its landlord.

                           NEW MEDIUM ENTERPRISES INC.
                          (A development stage company)
                          NOTES TO FINANCIAL STATEMENTS

NOTE 8-COMMITMENTS AND CONTINGENCIES (continued)

In August 1999 the Company entered into an employment agreement with Eva Beilus, an officer, for a gross annual salary of $52,000. For the year ended June 30, 2000 Mrs. Beilus received compensation of $47,000.

In September 1999 the Company entered into a one-year financial consulting agreement with Robert LeRea. In January 2000 the Company entered into a second agreement with LeRea where he was to be compensated for funds raised and consulting work. As of June 30, 2000 Mr. LeRea received $26,625 in finders fees for capital raised. These costs were included in offering costs, which was charged against additional paid in capital. In addition to the above Mr. LeRea received payments for the development of strategic alliances in the Internet based market. These costs have been included in the intangible asset -Web Site Development Costs.

On November 1, 1999 the Company entered into a consulting agreement with Stratagram Technology Group Inc. (Stratagram), technology and business consultants. Stratagram has helped in the development of the Company's web site and e-commerce capabilities and is compensated at a rate of $2,000 and 2,000 shares per week. Through June 30, 2000 the Company has issued 40,000 shares to an officer of Stratagram . These shares have been valued at $20,000, which approximates the value of services rendered. These costs have been charged to research and development costs. The Company can terminate its contract at the Company's discretion with a four-week notice.

Legal Proceedings

There are no material legal proceedings to which the Company is a party to or which any of their property is subject.


NOTE 9- STOCKHOLDERS' EQUITY

The Company's authorized capital stock consists of 100,000,000 shares of common stock (par value of $.001) and 10,000,000 shares of non-voting preferred stock (par value $.001).

The Company offered for sale 480 "A" units, 160 "B" units and 100 "C" units of its securities.

A "A" unit consisted of 10,000 shares of the Company's common stock, and 10,000 Class A warrants. Each Class A warrant entitled the warrant holder to purchase one share of the Company's common stock at $1.50. The warrants expire July 31, 2002. Each unit sold for $ 5,000.

A "B" unit consisted of 5,000 shares of the Company's common stock, and 7,500 Class B warrants. Each Class B warrant entitled the warrant holder to purchase one share of the Company's common stock at $1.00. The warrants expire July 31, 2002. Each unit sold for $ 3,750.

A "C" unit consisted of 10,000 shares of the Company's common stock, and 10,000 Class D warrants. Each D warrant entitled the warrant holder to purchase one share of the Company's common stock at $1.25. The warrants expire July 31, 2002. Each unit sold for $12,500.

                           NEW MEDIUM ENTERPRISES INC.
                          (A development stage company)
                          NOTES TO FINANCIAL STATEMENTS

NOTE 9- STOCKHOLDERS' EQUITY (continued)

On August 20, 1999 the Company sold to various investors and officers 12,620,000 shares of common stock, 3,080,000 Class A warrants (exercisable at $1.50 per share), 330,000 class B warrants (exercisable at $1.00 per share), 2,580,000 C warrants exercisable at ($.50 per share). Total consideration received was $12,670.

On September 2, 1999 the Company sold through a private placement 251 Class A units for a total gross consideration of $1,255,000 and 52 B units for a total gross consideration of $195,000.

In January 2000 the Company sold through a private placement 21.3 C units for a total gross consideration of $266,250.

The Company incurred costs in regard to the private placements totaling $69,625. These have been charged against additional paid in capital in the current period.

The Company issued common stock to various individuals and companies in return for services rendered. During the period ended June 30, 2000 50,000 common shares were issued to various suppliers of services. These shares were valued at $25,000, which approximates the value of the services rendered.

No preferred shares have been issued. It is within the discretion of the Board of Directors to determine the preferences of the preferred stock. The Company has not yet determined the preferences of the preferred stock.

The Company has not issued any options under its employee stock option plan.

NOTE 10-SUBSEQUENT EVENTS

On July 15, 2000 the Company formed Intellitian Media Inc., a subsidiary that will market education and entertainment productions.

In August 2000 the Company acquired a majority stake in Broadeo Wireless Communications Inc., a startup company that is involved in wireless communications. The Company issued 500,000 B warrants exercisable at $1.00 per share and 500,000 A warrants exercisable at $1.50 per share.

In September 2000 the Company issued an additional 54,000 common shares to Stratagram .

In October 2000 the Company purchased 3,750,000 common shares from some of its original investors for $3,750. The Company issued to these shareholders: 200,000 warrants exercisable at $.75 per share and 300,000 warrants exercisable at $1.00 per share. The 3,750,000 common shares were returned to the Company's treasury.

                          NEW MEDIUM ENTERPRISES, INC
                         (A development stage Company)
                                 BALANCE SHEET
                                DECEMBER 31, 2000
                                   (UNAUDITED)

                         ASSETS
CURRENT ASSETS
   Cash and cash equivalents                                                     $871,796
                                                                                 --------

          Total Current Assets                                                                 $871,796

   Property and equipment                                                          34,895
       less: Accumulated depreciation                                              (6,980)       27,915
                                                                                                 ------
   Deferred offering costs                                                                       57,609
   Deferred tax asset                                                                                 0
   Web site development costs/ Software Asset                                                   349,410
   Other assets- security deposits                                                                3,600
    Prepaid payroll taxes                                                                           708
                                                                                                    ---

         Total Assets                                                                        $1,311,038
                                                                                             ==========



          LIABILITIES AND STOCKHOLDERS' EQUITY


 CURRENT LIABILITIES
   Accrued expenses                                                               $13,750
                                                                                  -------
          Total Current Liabilities                                                             $13,750

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
  Preferred stock, $.001 par value, Authorized 10,000,000 shares ; none issued       --
  Common stock, $.001 par value, Authorized 100,000,000 shares;
  Issued and outstanding 11,957,000                                                11,957
  Additional paid in capital                                                    1,695,588
  Deficit accumulated during the development stage                               (410,257)
                                                                                 --------

          Total Stockholders' Equity                                                           1,297,288
                                                                                               ---------

Total Liabilities and Stockholders' Equity                                                    $1,311,038
                                                                                              ==========

                 See accompanying notes to financial statements

                          NEW MEDIUM ENTERPRISES, INC
                         (A development stage Company)
                             STATEMENT OF OPERATIONS
                   FOR THE PERIOD JULY 1, 2000 - DEC. 31, 2000
                                   (UNAUDITED)

 REVENUES                                                                    $0


 OPERATING EXPENSES
  General and administrative                           $86,834
  Depreciation                                           3,490
                                                         -----

     Total operating expenses                                            90,324
                                                                         ------

      Income (loss) from operations                                     (90,324)

OTHER INCOME
    Interest Income                                                      29,039
                                                                         ------

     Loss before income taxes                                           (61,285)

Income tax benefit                                                            0

     NET LOSS                                                          ($61,285)
                                                                       ========

LOSS PER COMMON SHARE- Basic and Diluted                                 ($0.00)
                                                                         ======


WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING                        13,805,000
                                                                     ==========

                 See accompanying notes to financial statements

                           NEW MEDIUM ENTERPRISES, INC
                          (A development stage Company)
                        STATEMENT OF STOCKHOLDERS EQUITY
          FOR THE PERIOD AUGUST 2, 1999 (Inception) - DECEMBER 31, 2000
                                   (UNAUDITED)

                                                                                                           Retained
                                                                                              Additional   Earnings
                                                       Per Share        Common Stock           Paid-in   (Accumulated
                                                        Amount       Shares       Amount       Capital     Deficit)      Totals
                                                        ------       ------       ------       -------     --------      ------
Shares  & warrants issued for cash, August 1999            $0.00     12,620,000     $12,620           $50                   $12,670

 Sale of 251 A units, August 1999                          $0.50      2,510,000       2,510     1,252,490                 1,255,000

Sale of 52 B units, August 1999                            $0.75        260,000         260       194,740                   195,000

Issuance of  shares for services rendered, Dec.  1999      $0.50         16,000          16         7,984                     8,000

Sale of 21.3 C units, January 2000                         $1.25        213,000         213       266,037                   266,250

Issuance of shares for services rendered, April 2000       $0.50         34,000          34        16,966                    17,000

Offering costs-private placements                                                                 (69,625)                  (69,625)

Net loss for period ended December  31, 2000                                                                ($348,972)     (348,972)
                                                                     ----------      ------     ---------    --------     ---------
Balances, June 30, 2000                                              15,653,000      15,653     1,668,642    (348,972)    1,335,323


Issuance of shares for services rendered, Sept. 2000       $0.50         54,000          54        26,946                    27,000

Purchase of shares from investors-retired                            (3,750,000)     (3,750)                                 (3,750)

Net loss for period ended December  31, 2000                                                                  (61,285)      (61,285)

                                                                     ----------      ------     ---------    --------     ---------
Balances, December 31, 2000                                          11,957,000     $11,957    $1,695,588   ($410,257)   $1,297,288
                                                                     ==========     =======    ==========   ==========   ==========

                 See accompanying notes to financial statements

                           NEW MEDIUM ENTERPRISES, INC
                          (A development stage Company)
                             STATEMENT OF CASH FLOWS
          FOR THE PERIOD AUGUST 2, 1999 (Inception) - DECEMBER 31, 2000
                                   (UNAUDITED)

Cash flows from operating activities
      Net loss                                                         ($61,285)
      Adjustments to reconcile net loss to net
       cash provided by operating activities:
           Depreciation                                     $3,490

          Changes in assets and liabilities:
             accrued expenses                               11,250
              prepaid payroll taxes                           (708)      14,032
                                                              ----       ------

Net cash used in operating activities                                   (47,253)

Cash flows from investing activities
      Purchase of fixed assets                                   0
     Web site development costs/ Software asset           (126,308)
                                                          --------

Net cash used in financing  activities                                 (126,308)


Cash flows from financing activities
   Treasury stock purchased & retired                       (3,750)
   Deferred offering costs-registration statement          (17,609)
                                                           -------

 Net cash provided by financing activities                              (21,359)
                                                                        -------

Net decrease in cash and cash equivalents                              (194,920)

Cash and cash equivalents, July 1, 2000                               1,066,716
                                                                      ---------

Cash and cash equivalents, December 31, 2000                           $871,796
                                                                       ========


Supplemental disclosures

Noncash investing and financing activities:
Issuance of common stock in exchange for services
in connection with web site development costs                           $27,000
                                                                        =======

                 See accompanying notes to financial statements

                           NEW MEDIUM ENTERPRISES INC.
                          (A development stage company)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2000
                                   (UNAUDITED)


NOTE 1 - BASIS OF PRESENTATION AND FORMATION AND BUSINESS OF THE COMPANY

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of only normal recurring accruals) considered necessary for a fair presentation of the Company's financial position at December 31, 2000, the results of operations for the six months ended December 31, 2000, are included. Operating results for the six-month period ended December 31, 2000 are not necessarily indicative of the results that may be expected for the year ending June 30, 2001.

The information contained should be read in conjunction with audited financial statements as of June 30, 2000 .

New Medium Enterprises Inc. (the "Company) was organized on August 2, 1999 in the State of Nevada under the name Shopoverseas.com, Inc. On July 10, 2000 the name was changed to New Medium Enterprises, Inc. The financial statements reflect the name New Medium Enterprises throughout. The Company's intension was to operate as an Internet based E-commerce Company. Several websites were formulated whose purpose was the sale of various goods and services to both consumers and businesses. Additionally, the Company planned to market its own proprietary Internet based software package to outside e-commerce companies. The Company also intends to enter the wireless telecommunications area. As of the December 31, 2000 the Company has not generated any revenues and is considered a development stage company.


NOTE 2 -SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Fiscal year

The Company has chosen June 30, as its fiscal year end.

Use of estimates

The preparation of financial statements in conformity with general accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, revenue and expenses as well as the disclosure of contingent assets and liabilities in the financial statements. Actual results could differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents consists of cash, money market funds and other highly liquid investments with a maturity of three months or less from the date of purchase. The Company has not experienced any losses on its cash or cash equivalents.

                           NEW MEDIUM ENTERPRISES INC.
                          (A development stage company)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2000
                                   (UNAUDITED)

NOTE 2 -SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Property and equipment

Property and equipment (primarily computer hardware) are recorded at cost and depreciated or amortized over the estimated useful lives of the assets (three to five years) using the accelerated depreciation method allowed by the Internal Revenue Code.

Revenue recognition

The Company recognizes revenue on the accrual basis as the related services are provided to customers and when the customer is obligated to pay for such services. Revenue from product sales is recognized when title transfers to customers, primarily on shipment. For the six months ended December 31, 2000 there were no revenues.

Loss per share

In accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share", the computation of net loss per share is based upon the weighted average number of common shares issued and outstanding for the reporting period. Common stock equivalents related to options, warrants and convertible securities are excluded from the computation when the effect would be antidiliutive

Recent accounting pronouncements

The Financial Accounting Standards Board (FASB) issued FASB 133, "Accounting for Derivative Instruments and Hedging Activities", The Company does not engage in derivative or hedging activities and does not expect the adoption of this new pronouncement to have a material effect, if any, on its financial condition or results of operations.

NOTE 3- LIQUIDITY & PROFITABILITY

As reflected in the accompanying financial statements, the Company incurred a loss for the current period and expects to incur a loss in the next fiscal period. Based upon the cash utilization rate and the plans for joint ventures and acquisitions, it is management's opinion that the current capital base is sufficient to maintain the Company for at least the following year. Additionally, the Company is preparing a SB-2 registration statement. The purpose of the registration is to permit certain shareholders to sell their shares and warrants. Management is of the opinion that upon the successful registration some warrants will be exercised resulting in an inflow of capital to the Company.

NOTE 4- DEFERRED OFFERING COSTS

The Company is planning a SB-2 registration of some of its shares and all of its outstanding warrants. Certain costs have been incurred in regard to this registration. As of the balance sheet date these costs, which approximate $ 58,000, are deferred pending completion of the offering. If the registration is successful these expenditures would be charged against the proceeds. If the registration is not completed, the deferred offering costs will be expensed. The Company had also incurred costs in regard to the private placements totaling $69,625. These have been charged against additional paid in capital.

                           NEW MEDIUM ENTERPRISES INC.
                          (A development stage company)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2000
                                   (UNAUDITED)

NOTE 5 -INCOME TAXES

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, (SFAS 109) " Accounting for Income Taxes." Under the asset and liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statements carrying amounts and the tax bases of existing assets and liabilities. Under SFAS 109, deferred tax assets may be recognized for temporary differences that will result in deductible amounts in future periods. A valuation allowance is recognized, if on the weight available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized. As of June 30, 2000 the Company had a Federal and State tax net operating loss of approximately $545,000. The difference between book and taxable income is due to timing differences in the recognition of the web site development costs. The Company established a 100% valuation allowance equal to the net deferred tax assets, as the Company could not conclude that it was more likely than not that the deferred tax asset would be realized

NOTE 6- WEB SITE DEVELOPMENT COSTS/ SOFTWARE ASSET

The Company has incurred significant costs in the development of its web sites and e-commerce capabilities. The original intention of the Company was to develop several web sites. During the development of the proprietary Internet based software the Company decided to market these software programs to outside parties. The Emerging Issues Task Force requires following the guidelines of Statement of Position 98-1 for web site development costs. Under SOP 98-1, software developed for internal use is capitalized during the development stage and amortized over its useful life. Software developed for the sale to outside parties fall under the guidelines of FASB No. 86. Under FASB No. 86, once technological feasibility has been established, all software production costs are capitalized and reported at the lower of unamortized cost or net realizable value. When the product is available for general release to its customers, amortization will begin. All costs incurred prior to achieving technological feasibility are expensed as research and development costs. The Company has incurred approximately $245,000 of costs in the development of a working model. Those costs have been expensed in the prior period as research and development costs. The balance of the costs associated with the development of the Web Site and software approximate $350,000 which were capitalized and will be amortized once the product is available for general release to its customers and the web site is fully developed.

NOTE 7-ACCRUED EXPENSES

Accrued expenses consist of taxes, professional and office expenses.

NOTE 8-COMMITMENTS AND CONTINGENCIES

The Company leases its current location at a monthly rent of $1,200. The lease expired September 30, 2000, with an automatic twelve-month renewal.

The future minimum lease obligations through June 30, 2001 are $ 7,200.

The company maintains a $3,600 security deposit with its landlord.

                           NEW MEDIUM ENTERPRISES INC.
                          (A development stage company)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2000
                                   (UNAUDITED)

NOTE 8-COMMITMENTS AND CONTINGENCIES (continued)

In August 1999 the Company entered into an employment agreement with Eva Beilus, an officer, for a gross annual salary of $52,000. For the year ended June 30, 2000 Mrs. Beilus received compensation of $47,000.

In September 1999 the Company entered into a one-year financial consulting agreement with Robert LeRea. In January 2000 the Company entered into a second agreement with LeRea where he was to be compensated for funds raised and consulting work. As of June 30, 2000 Mr. LeRea received $26,625 in finders fees for capital raised. These costs were included in offering costs, which was charged against additional paid in capital. In addition to the above Mr. LeRea received payments for the development of strategic alliances in the Internet based market. These costs have been included in the intangible asset -Web Site Development Costs.

On November 1, 1999 the Company entered into a consulting agreement with Stratagram Technology Group Inc. (Stratagram), technology and business consultants. Stratagram has helped in the development of the Company's web site and e-commerce capabilities and is compensated at a rate of $2,000 and 2,000 shares per week. Through December 31, 2000 the Company has issued 94,000 shares to an officer of Stratagram . These shares have been valued at $47,000, which approximates the value of services rendered. The Company can terminate its contract at the Company's discretion with a four-week notice.

Legal Proceedings

There are no material legal proceedings to which the Company is a party to or which any of their property is subject.

NOTE 9- STOCKHOLDERS' EQUITY

The Company's authorized capital stock consists of 100,000,000 shares of common stock (par value of $.001) and 10,000,000 shares of non-voting preferred stock (par value $.001).

The Company offered for sale 480 "A" units, 160 "B" units and 100 "C" units of its securities.

A "A" unit consisted of 10,000 shares of the Company's common stock, and 10,000 Class A warrants. Each Class A warrant entitled the warrant holder to purchase one share of the Company's common stock at $1.50. The warrants expire July 31, 2002. Each unit sold for $ 5,000.

A "B" unit consisted of 5,000 shares of the Company's common stock, and 7,500 Class B warrants. Each Class B warrant entitled the warrant holder to purchase one share of the Company's common stock at $1.00. The warrants expire July 31, 2002. Each unit sold for $ 3,750

A "C" unit consisted of 10,000 shares of the Company's common stock, and 10,000 Class D warrants. Each D warrant entitled the warrant holder to purchase one share of the Company's common stock at $1.25. The warrants expire July 31, 2002. Each unit sold for $12,500.

On August 20, 1999 the Company sold to various investors and officers 12,620,000 shares of common stock, 3,080,000 Class A warrants (exercisable at $1.50 per share), 330,000 class B warrants (exercisable at $1.00 per share), 2,580,000 C warrants exercisable at ($.50 per share). Total consideration received was $12,670.

                           NEW MEDIUM ENTERPRISES INC.
                          (A development stage company)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2000
                                   (UNAUDITED)

NOTE 9- STOCKHOLDERS' EQUITY (continued)

On September 2, 1999 the Company sold through a private placement 251 Class A units for a total gross consideration of $1,255,000 and 52 B units for a total gross consideration of $195,000.

In January 2000 the Company sold through a private placement 21.3 C units for a total gross consideration of $266,250.

The Company incurred costs in regard to the private placements totaling $69,625. These have been charged against additional paid in capital in the current period.

The Company issued common stock to various individuals and companies in return for services rendered. During the period ended June 30, 2000 50,000 common shares were issued to various suppliers of services. These shares were valued at $25,000, which approximates the value of the services rendered.

In September 2000 the Company issued an additional 54,000 common shares to Stratagram.

In August 2000 the Company acquired a majority stake in Broadeo Wireless Communications Inc., a startup company that is involved in wireless communications. The Company issued 500,000 B warrants exercisable at $1.00 per share and 500,000 A warrants exercisable at $1.50 per share. As of Sept 30, 2000 Broadeo had no operations

In October 2000 the Company purchased 3,750,000 common shares from some of its original investors for $3,750. The Company issued to these shareholders: 200,000 warrants exercisable at $.75 per share and 300,000 warrants exercisable at $1.00 per share. The 3,750,000 common shares were returned to the Company's treasury and retired.

No preferred shares have been issued. It is within the discretion of the Board of Directors to determine the preferences of the preferred stock. The Company has not yet determined the preferences of the preferred stock

The Company has not issued any options under its employee stock option plan.


NOTE 10-INVESTMENTS

On July 15, 2000 the Company formed Intellitian Media Inc., a subsidiary that will market education and entertainment productions.